                                  SCHEDULE 14a

                   Poxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PACIFIC SCIENTIFIC COMPANY
    ------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    ------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Comon Stock, par value $1.00

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies: 13,634,570 (includes 1,153,264 shares issuable upon exervcise of outstanding stock options)

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction: $412,445,743

--------------------------------------------------------------------------------

(5) Total fee paid: $82,490


/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $82,490

    (2) Form, Schedule or Registration Statement No.: Schedule 14A-Preliminary

    (3) Filing Party: Pacific Scientific Company

    (4) Date Filed: February 12, 1998

 [LOGO]
                                                               February 26, 1998

Dear Pacific Scientific Stockholder:

     You are cordially invited to attend the Special Meeting (the 'Special Meeting') of Stockholders of Pacific Scientific Company (the 'Company') which will be held at the Newport Center Conference Center, located at 610 Newport Center Drive, Suite 130, Newport Beach, California on Friday, March 27, 1998 at 9:00 a.m. local time.

     At the Special Meeting, holders of the Company's common stock, par value $1.00 per share (the 'Shares') will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the 'Merger Agreement') and the merger (the 'Merger') of the Company with a subsidiary of Danaher Corporation ('Danaher') contemplated thereby. If the Merger is consummated, the Company will become a subsidiary of Danaher, and each Share will be converted into the right to receive, without interest, $30.25 in cash per share. Adoption of the Merger Agreement requires the affirmative vote of a majority of the Shares entitled to vote at the Special Meeting.

     THE SPECIAL MEETING WILL BE HELD ONLY IF DANAHER'S WHOLLY OWNED SUBSIDIARY FAILS TO ACQUIRE AT LEAST 90% OF THE OUTSTANDING SHARES (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) IN ITS PENDING TENDER OFFER (THE 'OFFER') FOR THE SHARES. YOU HAVE ALREADY RECEIVED INFORMATION RELATING TO THE OFFER, AND THE BOARD OF DIRECTORS ENCOURAGES YOU TO ACCEPT THE OFFER AND TENDER YOUR SHARES. IF DANAHER'S SUBSIDIARY DOES ACQUIRE AT LEAST 90% OF THE OUTSTANDING SHARES IN THE OFFER, NO SHAREHOLDER MEETING WILL BE REQUIRED UNDER CALIFORNIA LAW TO APPROVE THE MERGER.

     Regardless of whether the Special Meeting is held, shareholders (i) whose Shares are not tendered, accepted for payment and paid pursuant to the terms of the Offer; (ii) who do not vote in favor of the Merger Agreement and the Merger; and (iii) who otherwise comply with the provisions of the California General Corporation Law (the 'GCL') with respect to dissenters' rights of appraisal, will be entitled to receive such consideration as may be determined under such provisions.

     Detailed information concerning the Merger is set forth in the accompanying Proxy Statement. A copy of the Merger Agreement is included as Annex I to this Proxy Statement. Provisions of the GCL relating to dissenters' rights of appraisal are attached as Annex II to the Proxy Statement. In addition, the opinion of BancAmerica Robertson Stephens, to the effect that, as of the date of the Merger Agreement and subject to the assumptions made, matters considered and limits set forth therein, that the consideration to be received by shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, is attached as Annex III to the Proxy Statement. Shareholders are urged to read these materials carefully.

     Whether or not you intend to attend the Special Meeting, you are requested to complete, date, sign and promptly return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person even though you have previously returned a proxy.


     Please do not send in your share certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                                       On behalf of the Directors,

                                       /s/ Lester Hill
                                           ---------------------
                                           Chairman and Chief Executive Officer

                           PACIFIC SCIENTIFIC COMPANY
                      620 NEWPORT CENTER DRIVE, SUITE 700
                        NEWPORT BEACH, CALIFORNIA 92660
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 27, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the 'Special Meeting') of Pacific Scientific Company ('Pacific Scientific' or the 'Company')will be held at the Newport Center Conference Center, 610 Newport Center Drive, Suite 130, Newport Beach, California, on Friday, March 27, 1998, at 9:00 a.m., (local time) for the following purposes:

          (1) To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger (the 'Merger Agreement'), dated as of January 31, 1998, by and among the Company, DH Holdings Corp. ('Holdings'), a Delaware corporation and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ('Parent') and ACC Acquisition Corp., a California corporation and an indirect wholly owned subsidiary of Parent (the 'Purchaser'), and the merger (the 'Merger') of the Purchaser with and into the Company contemplated by the Merger Agreement.

          (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     In the Merger, each share of the common stock, par value $1.00 per share (a 'Common Share'), of the Company (other than (i) any Common Shares held by Holdings, the Purchaser, any wholly owned subsidiary of Holdings or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) any Common Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has perfected such holder's right to demand cash payment for the fair market value of such holder's Shares in accordance with Chapter 13 of the California General Corporation Law (the 'GCL')), shall be canceled and retired and shall be converted into the right to receive $30.25 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share. Holders of Common Shares will have the right to exercise dissenters' appraisal rights under applicable provisions of the GCL by following the procedures specified by the GCL provisions attached as Appendix II to, and summarized under 'The Merger--Stockholders' Appraisal Rights' in, the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 25, 1998 will be entitled to notice of and to vote at the Special Meeting. All shareholders of record are invited to attend the Special Meeting.

     YOUR VOTE IS VERY IMPORTANT. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE RETURN ENVELOPE PROVIDED WHETHER OR NOT YOU HAVE PREVIOUSLY VOTED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked by you at any time before it is voted.

                                      By Order of the Board of Directors,

                                      /s/ Lester Hill
                                         --------------------------
                                         Lester Hill
                                         Chairman and Chief Executive Officer

Newport Beach, California
February 26, 1998

                 PROXY STATEMENT OF PACIFIC SCIENTIFIC COMPANY

                            ------------------------

       SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FRIDAY, MARCH 27, 1998

                            ------------------------

     This Proxy Statement is being furnished by the Board of Directors of Pacific Scientific Company, a California corporation ('Pacific Scientific' or the 'Company'), to the holders of shares of common stock, par value $1.00 per share, of the Company ('Common Shares' and, together with the associated preferred share purchase rights, the 'Shares') in connection with the solicitation of proxies by the Company's Board of Directors (the 'Company Board') for use at a special meeting of shareholders to be held at the Newport Center Conference Center, 610 Newport Center Drive, Suite 130, Newport Beach, California, on Friday, March 27, 1998, at 9:00 a.m., (local time) (the 'Special Meeting'). At the Special Meeting, shareholders of the Company will be asked to
(i) consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger (the 'Merger Agreement'), dated as of January 31, 1998, by and among the Company, DH Holdings Corp. ('Holdings'), a Delaware corporation and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ('Parent') and ACC Acquisition Corp., a California corporation and an indirect wholly owned subsidiary of Parent (the 'Purchaser'), and the merger (the 'Merger') of the Purchaser with and into the Company contemplated by the Merger Agreement; and
(ii) transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     In accordance with California law and the Company's Bylaws, the Company Board has fixed February 25, 1998 (the 'Record Date') as the date for determining the shareholders of the Company entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 12,508,868 Common Shares issued and outstanding.

     THE COMPANY BOARD HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. See 'The Merger-- Background; Reasons for the Recommendation.' The Board of Directors of the Purchaser, Holdings and Parent have approved and adopted the Merger, Agreement and the Merger, and Holdings, as the sole stockholder of the Purchaser, has approved and adopted the Merger Agreement and the Merger. Approval of the Merger Agreement and the Merger by stockholders of Parent is not required.

     This Proxy Statement is first being mailed to the Company's stockholders on or about February 26, 1998.

                            ------------------------

             The date of this Proxy Statement is February 26, 1998

                                    SUMMARY

INTRODUCTION

     This Proxy Statement is being furnished to holders of Common Shares in connection with the Special Meeting. The Special Meeting will be held only if the Purchaser fails to acquire at least 90% of the outstanding Common Shares pursuant to the pending tender offer by Parent and the Purchaser for such Shares (the 'Offer'). If the Purchaser acquires 90% of the outstanding Shares in the Offer, the Merger contemplated by the Merger Agreement will, in accordance with the provisions of the General Corporation Law of the State of California (the 'GCL'), be consummated without a shareholder vote, and the Special Meeting will not be held.

     For more information concerning the Offer and the Special Meeting, see 'The Special Meeting-- Introduction.'

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held on Friday, March 27, 1998, at the Newport Center Conference Center, 610 Newport Center Drive, Suite 130, Newport Beach, California, at 9:00 a.m., local time. At The Special Meeting, Company Stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. See 'The Special Meeting.'

MERGER CONSIDERATION

     In the Merger, each Share (other than (i) any Shares held by Holdings, the Purchaser, any wholly owned subsidiary of Holdings or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto and (ii) any Dissenting Shares (as defined herein)), shall be canceled and retired and shall be converted into the right to receive $30.25 in cash (the 'Offer Price'), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

RECORD DATE; REQUIRED VOTE

     The close of business on February 25, 1998 has been fixed as the record date (the 'Record Date') for determining the holder of Shares who are entitled to notice of and to vote at the Special Meeting. Adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of Shares entitled to vote at the Special Meeting.

     See 'The Special Meeting--Record Date; Shares Entitled Vote; Vote
Required.'

EFFECTIVE TIME AND CONDITIONS TO THE MERGER

     The Merger will become effective when the Company files an appropriate Agreement of Merger with an officer's certificate of each of Purchaser and the

Company, or (if the Company has acquired 90% of the Shares in the Offer) a certificate of ownership, with the Secretary of State of California, and all such others and further actions as may be required by law to make the Merger effective have been taken (the 'Effective Time'). Consummation of the Merger is subject to the satisfaction or waiver of certain conditions. See 'The Merger-- Merger Conditions.'

TERMINATION

     Under certain circumstances, if the Merger Agreement is terminated; the Company could be required to pay Holdings up to $15 million in termination fees and an additional $2 million for reimbursement of expenses. See 'The Merger--Termination' and '--Fees and Expenses.'

FINANCING

     The Purchaser plans to obtain all funds needed for the Merger through a capital contribution from Parent and Parent intends to obtain the funds for its capital contribution through certain lines of credit. See 'The Merger-- Financing of the Merger.'

BACKGROUND

     On December 15, 1997, Kollmorgen Corporation ('Kollmorgen') commenced an unsolicited tender offer for a majority of the Shares for $20.50 in cash (the 'Kollmorgen Tender Offer') and a second step merger (the 'Kollmorgen Merger') of the Company into a Kollmorgen subsidiary in which the Company's stockholders would receive, for each Share, Kollmorgen stock with a value of $20.50, subject to certain conditions that could render the value of such stock less than or greater than $20.50. During the period following commencement of the Kollmorgen Tender Offer, the Board, together with the Company's management and its legal and financial advisors, continued to evaluate the Company's strategic alternatives and began to contact, on a confidential basis, third parties who might have an interest in pursuing a transaction with the Company. On January 31, 1998, the Company entered into the Merger Agreement. For information with respect to the background of the Merger Agreement and the Merger, see 'The Merger--Background; Reasons for the Recommendation.'

RECOMMENDATION OF THE COMPANY BOARD

     The Company Board has unanimously determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and that the Offer and the Merger are otherwise in the best interests of the Company and its shareholders, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that all holders of Shares vote FOR approval and adoption of the Merger Agreement and the Merger. For more information with respect to the recommendation of the Company Board, see 'The Merger--Recommendation of the Company Board' and '--Background Reasons for the Recommendation.'

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     BancAmerica Roberston Stephens, the Company's financial advisors ('BARS'),

have delivered a written opinion to the Company Board, dated January 31, 1998, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received pursuant to the Offer and the Merger by the holders of Shares, other than Holdings, the Purchaser, any affiliates of Holdings or the Purchaser and any holders of Dissenting Shares, is fair to such holders from a financial point of view. For a detailed discussion of BARS' fairness opinion, see 'The Merger--Opinion of the Company's Financial Advisor.' The full text of BARS' fairness opinion is attached as Annex III hereto, and shareholders are urged to read such opinion in its entirety.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     For information concerning the federal income tax consequences of the Merger to holders of Shares, see, 'The Merger--Certain Federal Income Tax Considerations.'

INTERESTS OF CERTAIN PERSONS

     Certain officers and directors of the Company may have interests in connection with the Merger that are different from those of the Company's other stockholders, and which could present potential conflicts of interests. See 'The Merger--Interests of Certain Persons in the Merger.'

APPRAISAL RIGHTS

     Regardless of whether the Special Meeting is held, shareholders (i) whose Shares are not tendered, accepted for payment and paid pursuant to the terms of the Offer; (ii) who do not vote in favor of the Merger Agreement and the Merger; and (iii) who otherwise comply with the provisions of the GCL with respect to dissenters' rights of appraisal, will be entitled to receive such consideration as may be determined under such provisions. See 'The Merger--Appraisal Rights' and Annex II.

                              THE SPECIAL MEETING

INTRODUCTION

     This Proxy Statement is being furnished to the holders of Common Shares in connection with the Special Meeting. The Special Meeting will be held only if the Purchaser fails to acquire at least 90% of the outstanding Shares pursuant to the Offer. If the Purchaser acquires 90% of the outstanding Shares in the Offer, the Merger contemplated by the Merger Agreement will, in accordance with the provisions of the GCL, be consummated without a shareholder vote, and the Special Meeting will not be held. Shareholders are being mailed this Proxy Statement at the present time so that, in the event that the Purchaser fails to acquire 90% of the outstanding Shares in the Offer, the Special Meeting may be held as promptly as possible.

     The Merger Agreement contemplated a two-step transaction in which, following consummation of the Offer, the Merger would occur. Under the GCL, if the Purchaser acquired at least 90% of the outstanding Shares pursuant to the

Offer, the Merger could occur without a shareholder vote. The GCL also provides, however, that the Merger may not be accomplished for cash paid to the remaining shareholders of the Company if, following consummation of the Offer, the Purchaser or its affiliates directly or indirectly own more than 50% but less than 90% of the outstanding Shares, unless either all of the remaining shareholders consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

     Accordingly, the Merger Agreement provides that the Purchaser may not consummate the Offer unless at least 90% of the outstanding Shares have been tendered in the Offer and the Purchaser has accepted for payment and paid for such Shares. If the foregoing condition is not met, the Merger Agreement provides that the Offer will be terminated and that the Merger Agreement and the Merger will be submitted to the Company's stockholders for approval at the Special Meeting.

SPECIAL MEETING

     This Proxy Statement is being furnished to Company shareholders in connection with the solicitation by the Company Board of proxies for use at the Special Meeting to be held on Friday, March 27, 1998, at the Newport Center Conference Center, 610 Newport Center Drive, Suite 130, Newport Beach, California, at 9:00 a.m., local time.

     At the Special Meeting, Company stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. See 'The Merger Agreement.'

     Holders of Common Shares will have the right to exercise dissenters' appraisal rights under applicable provisions of the GCL by following the procedures specified by the GCL provisions attached as Appendix II hereto and summarized under 'The Merger--Appraisal Rights.'

     THE COMPANY BOARD HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. See 'The Merger--Background; Reasons for the Recommendation.' The Board of Directors of the Purchaser and Holdings have approved and adopted the Merger Agreement and the Merger and Holdings, as the sole stockholder of the Purchaser, has approved and adopted the Merger Agreement and the Merger. Approval of the Merger Agreement and the Merger by stockholders of Holdings is not required.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on February 25, 1998 has been fixed as the Record Date for determining the holders of Common Shares who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 12,508,868 Common Shares outstanding and entitled to vote. The presence in person or by proxy of the holders of Common Shares representing a majority of the Common Shares outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of Common Shares representing a majority of the Common Shares outstanding and entitled to vote in person or represented by proxy at the Special Meeting is required for approval and adoption of the Merger Agreement and the Merger. Each Common Share outstanding on the Record Date is entitled to one vote on all matters to be voted on at the Special Meeting.

     Abstentions and broker non-votes will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger since they represent one less vote for such approval and adoption.

PROXIES; PROXY SOLICITATION

     All Common Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The Company does not know of any matters other than as described in the Notice of Special Meeting which are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     A proxy given pursuant to this solicitation may be properly revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies in favor of the Merger at a customary fee not expected to exceed $7,500, plus reimbursement of out-of-pocket expenses. Such assistance may take the form of personal, telephone or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding Common Shares in their names, or in the names of their nominees, which Common Shares are beneficially owned by others, to send the proxy material to and obtain proxies from such beneficial owners and will reimburse such record holders for their reasonable expenses in so doing.

                                 THE COMPANIES

DANAHER CORPORATION

     Parent is a Delaware corporation which operates a variety of businesses through two business segments: Tools and Components and Process/Environmental

Controls. The Tools and Components segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by this segment include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts. The companies in the Process Environmental segment produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, telecommunication line products, power protection products, liquid flow measuring devices and electronic and mechanical counting and controlling devices.

     Approximately 39.4% of the outstanding common stock of Parent is beneficially owned by Steven M. Rales and Mitchell P. Rales. The aggregate holdings for Steven and Mitchell Rales include shares of Parent common stock owned by Equity Group Holdings L.L.C. ('EGH') and Equity Group Holding II L.L.C. ('EGH II'), of which Steven and Mitchell Rales are the only members, along with other shares of common stock of Parent which are owned directly or through the Danaher Corporation 401(k) Plan by such individuals. Steven and Mitchell Rales are directors and executive officers of Parent. EGH and EGH II are principally engaged in the business of investing in the common stock of Parent. The offices of Steven M. Rales, Mitchell P. Rales, EGH and EGH II are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

DH HOLDINGS CORP. AND PURCHASER

     Holdings, a Delaware corporation and a direct wholly owned subsidiary of Parent, owns all outstanding shares of the Purchaser and is the holding company for a majority of Parent's operating subsidiaries. The Purchaser is a newly incorporated California corporation and a wholly owned subsidiary of Holdings which to date has not conducted any business other than in connection with the Offer and the Merger Agreement. None of Parent, Purchaser, Holdings, or their affiliates own any securities of the Company.

     The principal executive offices of Parent, the Purchaser and Holdings are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

PACIFIC SCIENTIFIC COMPANY

     The Company manufactures and sells the products of two segments--electrical equipment and safety equipment. The electrical equipment segment produces: electric motors and generators and related motion control devices such as controllers and drivers, electronic instruments for particle measurement, and electromechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting. The safety equipment segment produces: fire detection and suppression equipment, personnel safety restraints, mechanical and electromechanical flight control components and pyrotechnics. This segment also provides service for products already delivered to customers. These products are used mainly in commercial and military aircraft and vehicles, but are also used in a variety of other commercial and industrial applications. The Company is a California corporation with its principal executive offices located at 620 Newport Center Drive, Suite 700, Newport Beach, California 92660. The telephone number at such address is (714) 720-1714.


                                   THE MERGER

BACKGROUND; REASONS FOR THE RECOMMENDATION

     On December 9, 1997, the Company received a written proposal from Kollmorgen for a business combination between Kollmorgen and the Company in which Kollmorgen proposed that the Company's shareholders would receive consideration of $20.50 per share, half in cash and the balance in Kollmorgen stock

(without specifying the basis on which such stock would be valued), and related matters. At a meeting of the Company Board on December 12, 1997, the Company Board authorized Lester Hill, Chairman and Chief Executive Officer of the Company, to inform Kollmorgen that the Company would respond to Kollmorgen's proposal after having had the chance to fully consider the matter. On December 15, 1997, Kollmorgen commenced the Kollmorgen Tender Offer and the Kollmorgen Merger of the Company into a Kollmorgen subsidiary in which the Company's shareholders would receive, for each Share, Kollmorgen stock with a value of $20.50, subject to certain conditions that could render the value of such stock less than or greater than $20.50. Kollmorgen also filed with the Commission on such date a Consent Solicitation Statement/Preliminary Prospectus (the 'Kollmorgen Solicitation') seeking consents from Company shareholders to call a special meeting of the Company's shareholders for the purpose of, among other things, removing all of the members of the Company Board and replacing them with nominees selected by Kollmorgen. On December 15, 1997, the Company engaged BARS as its investment banker.

     On December 17 and 21, 1997, the Company Board met to consider the Kollmorgen Tender Offer and related matters. At those meetings, the Company Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices for the Shares, the terms of the Kollmorgen Tender Offer and the Kollmorgen Merger, strategic and other potential alternatives to the Kollmorgen Tender Offer and the Kollmorgen Merger, and other matters, including information presented by the Company's management, BARS and the Company's legal advisors. At its December 21st meeting, the Company Board unanimously (i) determined to redeem the preferred share purchase rights then issued and outstanding under the Company's then-existing preferred share purchase rights plan and simultaneously adopted a new preferred share purchase rights plan and declared a dividend distribution of new preferred share purchase rights (the 'Rights') thereunder; (ii) declined to render the then-existing rights or the Rights applicable to the Kollmorgen Tender Offer or the Kollmorgen Merger; and (iii) declined to recommend the Kollmorgen Tender Offer or the Kollmorgen Merger or to approve the Kollmorgen Merger. The Company Board also unanimously recommended that shareholders decline to deliver consents to Kollmorgen in connection with the Kollmorgen Solicitation. Thereafter, the Company solicited revocations from its shareholders of consents given to Kollmorgen pursuant to the Kollmorgen Solicitation.

     During the period following commencement of the Kollmorgen Tender Offer, the Board, together with the Company's management and its legal and financial advisors, continued to evaluate the Company's strategic alternatives. A variety of third parties contacted members of the Company's management and BARS to express an interest in the possibility of pursuing a transaction with the Company were the CompanyBoard to entertain such a possibility. As part of the Board's evaluation process, BARS was directed to contact, on a confidential basis, third parties who might have an interest in pursuing a transaction with the Company. Beginning on January 5, 1998, BARS, on behalf of the Company, arranged for more than 40 parties, including (on January 9, 1998) Parent, to execute customary confidentiality agreements. These agreements, which were substantially similar, included covenants on the part of such third parties to maintain confidentiality of information such parties received regarding the Company, as well as customary 'standstill' provisions pursuant to which the parties agreed not to acquire or agree, offer, seek or propose to acquire ownership of any of the Company's securities, assets or businesses, seek or propose to influence management or control of the Company or enter into arrangements with third parties to do any of the foregoing, unless requested to do so by the Company Board. Thereafter, BARS began distributing confidential information regarding the Company to each of the parties that had executed a confidentiality agreement. During this period, management and members of the Company Board consulted frequently with one another and with the Company's legal and financial advisors concerning Kollmorgen's actions and developments in the Company Board's evaluation process.

     On January 8, 1998, Kollmorgen announced that it had received consents from holders of in excess of 10% of the outstanding Common Shares to call a special meeting. On January 12, 1998, the Company Board met and called a special meeting for February 13, 1998 for the purpose of considering and acting upon Kollmorgen's proposals to, among other things, remove the existing Company Board from office and replace it with Kollmorgen nominees. At its January 12 meeting, the Company Board unanimously resolved to recommend that the Company's shareholders reject Kollmorgen's proposals, and thereafter circulated proxy materials to the Company's shareholders urging shareholders to vote against Kollmorgen's proposals at the February 13 meeting.

     During the period following BARS' distribution of confidential information to third parties, BARS responded to questions and provided additional information to various of the parties to which it previously had provided information, in order to assist such parties in their review of the Company. The Company, through BARS, also received oral preliminary indications of interest from certain of these parties as to the price levels such parties would be willing to consider in an acquisition transaction involving the Company. During the week of January 11, 1998 and the beginning of the week of January 18, 1998, some of the parties to whom BARS had been providing information, including Parent, expressed a desire to perform more detailed due diligence on, and meet with members of management of, the Company, with a view toward quickly reaching an agreement to acquire the Company. During the week of January 18, 1998, representatives of BARS and members of the Company's management met with representatives of certain of the parties, including Parent, that had expressed a serious interest in pursuing a transaction with the Company and provided such parties with access to management and visits to Company facilities. On January 23, 1998, Gideon Argov, Chairman and Chief Executive Officer of Kollmorgen, called Mr. Hill to request that representatives of Kollmorgen be permitted to enter into discussions with the Company and to receive information from the Company. Mr. Hill stated that it was not in the interest of the Company's shareholders to agree to such a request unless and until Kollmorgen terminated the Kollmorgen Tender Offer and the proposed Kollmorgen Merger and executed a confidentiality agreement, with customary standstill provisions, on the same basis as other parties had agreed to execute, so that Kollmorgen's participation in the Company's exploration of strategic alternatives would be on an equal footing with other parties. Mr. Argov stated that Kollmorgen would not agree to such conditions.

     Over the weekend of January 23 and during the week of January 25, 1998, the Company's management and BARS continued to have discussions and due diligence meetings with several parties. On January 28, 1998, the Company's counsel delivered to attorneys to several parties a proposed form of merger agreement. Beginning on January 30, 1998, the Company's legal advisors, with the assistance of management and the Company's financial advisors, discussed and negotiated the form of contract with such parties. Also on January 30, Kollmorgen increased the cash and stock price of its unsolicited tender offer and merger to $23.75 per share. Later in the day on January 30, BARS indicated to interested parties that the Company Board was scheduled to meet on the next day to consider approving a merger transaction and that such parties should make their best and final offer in terms of price and contractual terms prior to such meeting.

     On January 31, 1998, following continued discussions and negotiations, the Company Board received the parties' final offers, each of which contemplated all-cash tender offers followed by a cash merger. At the meeting of the Company Board, the Company Board received the opinion of BARS, that as of such date, and based on the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the holders of the Shares, other than Holdings, Purchaser, any affiliates of Holdings or Purchaser and any holder of Dissenting Shares (the 'Holders'), in the Offer and the Merger is fair to the Holders, from a financial point of view. After discussion and analysis, the Company Board unanimously approved and adopted the Merger Agreement with Holdings, which, at $30.25 per share, represented the highest cash price any bidder offered. The Company Board also unanimously recommended that stockholders accept the Offer and tender their shares pursuant thereto and vote in favor of approval and adoption of the Merger Agreement and the Merger, to the extent required by applicable law.

     On February 2, 1998, Kollmorgen terminated the Kollmorgen Tender Offer. On February 6, 1998, Parent and the Purchaser commenced the Offer.

     In approving the Merger Agreement and the transactions contemplated thereby and recommending that all holders of Shares tender their shares pursuant to the Offer and, if required, to vote their Shares in favor of approval and adoption of the Merger Agreement and the Merger at the Special Meeting, the Board considered a number of factors, including the following:

       (i) the Company Board's familiarity with, and information provided by the Company's management as to, the business, financial condition, results of operations, current business strategy and future prospects of the Company, the nature of the markets in which the Company operates, the Company's position in such markets, the historical and current market prices for the Common Shares, including the information provided by BARS as to the Company's strategic and other alternatives;

      (ii) the terms of the Merger Agreement, including (x) the proposed structure of the Offer and the Merger involving an immediate cash tender offer followed by a merger for the same consideration and (y) the fact that financing is not a condition to the Offer and the Merger, thereby enabling stockholders to obtain cash for their shares quickly if the Minimum Condition is met;

      (iii) that the per share price contemplated by the Merger Agreement, at $30.25, represented a significant premium to the price contemplated by the Kollmorgen Tender Offer and to the trading prices of the Common Shares prior to the announcement of the Kollmorgen Tender Offer, and represented the highest cash price any potential acquiror was willing to offer;

      (iv) that, unlike the unsolicited Kollmorgen transaction, which contemplated mixed cash/stock consideration, the Merger provided certainty of value through its all-cash structure;

       (v) the process engaged in by the Company's management and financial advisors, which included discussions with a significant number of potential acquirors, as a result of which the Company Board had what it believed to be an accurate sense of the values that could be achieved in a third party transaction;

      (vi) that were the Company not to pursue execution of the Merger Agreement, Kollmorgen had publicly stated that if Kollmorgen succeeded in removing the Company Board at the special meeting called for February 13, 1998 as a result of the Kollmorgen Solicitation, Kollmorgen's nominees to the Company Board would pursue the Kollmorgen transaction, which contemplated a price inferior to that contemplated by the Merger Agreement;

      (vii) the presentation of BARS at the January 31, 1998 Company Board meeting and the opinion of BARS to the effect that, as of such date, and based on the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the Holders, of Shares in the Offer and the Merger is fair to the Holders, from a financial point of view (A COPY OF THE BARS OPINION IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE AND SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY);

     (viii) that the Merger Agreement permits the Company to furnish nonpublic information to, and to participate in negotiations with, any third party that has submitted an unsolicited written acquisition proposal to the Company, if the Company Board determines in good faith that taking such action is necessary in the exercise of its fiduciary obligations under applicable law; and


      (ix) the termination provisions of the Merger Agreement, which under certain circumstances could obligate the Company to pay termination fees to Parent and reimburse Parent for its actual expenses incurred in connection with the transaction, and the Company Board's belief that such fees and expense reimbursement provisions would not deter a higher offer.

     The foregoing discussion addresses the material information and factors considered by the Company Board in its consideration of the Offer. In view of the variety of factors and the amount of information considered, the Company Board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to recommend that shareholders accept the Offer was made after consideration of all of the factors taken as a whole. In addition, individual members of the Company Board may have given different weights to different factors.

RECOMMENDATION OF THE COMPANY BOARD

     The Company Board has unanimously determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and that the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that all holders of Shares vote such shares FOR approval and adoption of the Merger Agreement and the Merger.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     On December 15, 1997, the Company and BARS executed an engagement letter (the 'Engagement Letter') pursuant to which BARS was formally engaged as a financial advisor to Pacific Scientific with respect to the unsolicited tender offer of Kollmorgen and other matters arising in connection therewith.

     On January 31, 1998, at a meeting of the Company Board held to evaluate the proposed Merger, BARS delivered to the Company Board its oral opinion, which opinion was subsequently confirmed in a written opinion dated January 31, 1998 (the 'BARS Opinion'), that as of such date and based on the assumptions made, matters considered and limits of review set forth therein, the consideration (the 'Consideration') to be received by the Holders, in the Offer and the Merger is fair to the Holders from a financial point of view. No limitations were imposed by the Company Board on BARS with respect to the investigations made or procedures followed by it in furnishing its opinion. The Consideration was determined through negotiations between the Company Board and the Board of Directors of Parent; although BARS did assist the Company Board in those negotiations, it was not asked by, and did not recommend to, the Company that any specific consideration constituted the appropriate consideration for the Offer and the Merger. In furnishing its opinion, BARS was not engaged as an agent or fiduciary of Pacific Scientific's shareholders or any other person.

     THE FULL TEXT OF THE BARS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW

UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE BARS OPINION IN ITS ENTIRETY. THE BARS OPINION WAS PROVIDED AT THE REQUEST OF AND FOR THE USE OF THE COMPANY BOARD AND WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS IN THE OFFER AND THE MERGER AND WAS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC SCIENTIFIC AS TO WHETHER SUCH SHAREHOLDER SHOULD TENDER COMMON SHARES PURSUANT TO THE OFFER OR HOW ANY SHAREHOLDER SHOULD VOTE UPON OR TAKE ANY OTHER ACTION WITH RESPECT TO THE OFFER OR THE MERGER. BARS DOES NOT EXPRESS ANY OPINION REGARDING THE FUTURE VALUE OF THE SHARES, NOR DOES IT EXPRESS ANY OPINION REGARDING THE FAIRNESS OF THE OFFER OR THE MERGER TO PARENT, PURCHASER OR THEIR AFFILIATES. THE BARS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE OFFER AND THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE COMPANY BOARD AS ALTERNATIVES TO THE MERGER AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE COMPANY BOARD TO PROCEED WITH OR EFFECT THE OFFER AND THE MERGER. THE SUMMARY OF THE BARS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BARS OPINION.

     In connection with arriving at its opinion, BARS among other things, (i) reviewed certain financial information furnished to it by Pacific Scientific, including certain internal financial analyses, forecasts and projections prepared by the management of Pacific Scientific; (ii) reviewed certain publicly available information relating to Pacific Scientific; (iii) held discussions with the management of Pacific Scientific concerning the businesses, past and current operations, financial condition and future prospects of Pacific Scientific; (iv) reviewed the Merger Agreement; (v) reviewed the share price and trading history of the Common Shares; (vi) reviewed the valuations of publicly traded companies that it deemed comparable to Pacific Scientific; (vii) compared the financial terms of the Offer and the Merger with other transactions that it deemed relevant; and (viii) made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In connection with rendering its opinion, BARS has assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it in connection with its engagement by Pacific Scientific with respect to the Offer and the Merger and BARS has relied upon the assurances of the management of Pacific Scientific that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, BARS did not obtain any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of Pacific Scientific, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of Pacific Scientific which BARS has reviewed, upon the advice of Pacific Scientific, BARS has assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of Pacific Scientific as to the future financial performance of Pacific Scientific, and BARS has further assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of Pacific Scientific, BARS has assumed that the Offer and the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof. BARS relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     The BARS Opinion was necessarily based on market, economic and other conditions as in effect on, and information made available to BARS as of, the date thereof. It should be understood that subsequent developments may affect the conclusion expressed in the BARS Opinion and that BARS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date thereof.

     Summary of the Analyses

     The following is a summary of the material financial and comparative analyses performed by BARS in connection with rendering the BARS Opinion:

          Comparable Company Analysis. Using publicly available information, BARS analyzed (the 'Comparable Company Analysis') , among other things, the market values plus net debt (the 'Total Capitalization') and trading multiples of Pacific Scientific and selected publicly traded companies which were either (i) conglomerates which BARS deemed comparable to Pacific Scientific (the 'Conglomerates'): A. O. Smith Corp., Aeroquip-Vickers Inc., American Precision Industries, Inc., Ametek Inc., Crane Co., Danaher Corporation, Emerson Electric Co., Esterline Technologies Corporation, Kuhlman Corporation and Sundstrand Corporation; or (ii) in certain industry groups which BARS deemed comparable to the business segments in which Pacific Scientific operates (the 'Comparable Industries'). The Comparable Industries and related companies were (i) the motion control industry (the 'MC Industry'): Baldor Electric Company, Franklin Electric Co., Inc., Kollmorgen Corporation and Magnetek, Inc.; (ii) the analytical instruments industry (the 'AI Industry'): Dionex Corporation, Hach Company, IDEXX Laboratories Inc., Industrial Scientific Corp., Molecular Devices Corp., The Perkin-Elmer Corporation, Thermedics Inc., Thermo Instrument Systems Inc., Thermo Optek Corporation, TSI Incorporated and Waters Corporation;
     (iii) the outdoor lighting controls and electric power distribution industry (the 'OLC Industry'): The Genlyte Group Incorporated, Hubbell Incorporated, Scientific Technologies Inc. and Woodhead Industries Inc.;
     (iv) the aviation components and parts manufacturing industry (the 'ACP Industry'): BE Aerospace, Inc., CPI Aerostructures Inc., Cade Industries Inc., Ducommun Incorporated and Whittaker Corporation; and (v) the pyrotechnic and propellant devices and systems industry (the 'PPD Industry'): Hi-Shear Technology Co., OEA Inc., Primex Technologies Inc., Safety Components International, Inc., Special Devices Incorporated and Thiokol Corporation. BARS compared Total Capitalization values as multiples of, among other things, latest twelve months ('LTM') earnings before interest and taxes ('EBIT'); (ii) LTM earnings before interest, taxes, depreciation and amortization ('EBITDA'), and (iii) LTM sales. BARS also compared the stock trading price to net income multiples of Pacific Scientific and each of the companies in the Comparable Industries and Conglomerates groups. All multiples were based on closing stock prices as of January 29, 1998. This analysis yielded the following multiple ranges and means (each of which is a harmonic mean):

                                                                  TOTAL CAPITALIZATION TO
                                                ------------------------------------------------------------
                                                     LTM EBIT            LTM EBITDA           LTM SALES
                                                ------------------   ------------------   ------------------
GROUP                                           MIN.   MEAN   MAX.   MIN.   MEAN   MAX.   MIN.   MEAN   MAX.
---------------------------------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----
Conglomerates................................   7.1 x  11.4x  15.9x  5.0 x  8.4 x  11.8x  0.7 x  1.2 x  2.3 x
MC Industry..................................   10.2   12.0   15.2   6.8    8.9    11.1   0.7    1.0    1.5
AI Industry..................................   9.2    13.9   21.9   7.4    11.6   19.4   1.2    2.0    4.3
OLC Industry.................................   8.1    10.7   15.5   5.9    8.6    14.2   0.6    1.3    3.2
ACP Industry.................................   9.8    11.9   16.9   7.6    8.7    9.8    1.2    1.7    2.8
PPD Industry.................................   9.1    13.8   33.8   5.2    8.9    26.2   0.4    1.1    3.1

                                                                TRADING PRICE TO NET INCOME
                                                ------------------------------------------------------------
                                                       LTM               NEXT YEAR             2ND YEAR
                                                ------------------   ------------------   ------------------
GROUP                                           MIN.   MEAN   MAX.   MIN.   MEAN   MAX.   MIN.   MEAN   MAX.
---------------------------------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----
Conglomerates................................   11.5x  18.2x  25.7x  10.9x  16.3x  23.8x  13.0x  13.2x  19.6x
MC Industry..................................   17.9   19.0   21.1   13.3   16.1   18.4   9.8    11.5   14.0
AI Industry..................................   14.4   18.4   27.0   13.6   18.3   25.5   12.3   15.1   20.6
OLC Industry.................................   13.4   17.6   25.0   14.6   16.8   19.7   13.0   13.0   13.0
ACP Industry.................................   16.9   20.1   25.9   8.5    12.5   17.4   11.9   11.9   11.9
PPD Industry.................................   15.7   20.8   43.3   9.9    13.3   16.3   11.0   11.9   12.9

     Utilizing this methodology, BARS derived estimated values of $16.52 to $25.73 per fully diluted Common Share.

     Acquisitions Analysis. Utilizing the same analysis as the Comparable Company Analysis, but applying a control premium of 25%--40% to the values derived in such analysis, BARS derived estimated values of $20.65 to $36.02 per fully diluted Common Share.

     Precedent Acquisition Analysis. Using publicly available information, BARS analyzed the consideration offered plus net debt assumed (the 'Total Consideration') and implied transaction value multiples paid or proposed to be paid in selected transactions (i) involving conglomerates (none of which were the Conglomerates) which BARS deemed comparable to Pacific Scientific and (ii) in each of the Comparable Industries (collectively, the 'Comparable Transactions'). The Comparable Transactions were: (i) comparable conglomerate transactions: Imo Industries, Inc./Constellation Capital Partners LLC (07/25/97), Core Industries, Inc./United Dominion Industries Ltd. (06/16/97),

Dynamics Corporation of America/CTS Corporation (05/12/96), Teledyne, Inc./Allegheny Ludlum Corporation (04/02/96) and CBI Industries, Inc./Praxair, Inc. (10/27/95); (ii) MC Industry transactions: Marathon Electric Manufacturing Corp./Regal-Beloit Corporation (02/26/97), Electrical Engineering & Mfg. Co. (Datron Incorporated)/Vickers Inc. (Trinova Corporation) (11/12/96), Stature Electric Inc./Owosso Corporation (10/23/95), Reliance Electric Company/Rockwell International Corporation. (10/20/94), Harowe Servo Controls Inc./American Precision Industries Inc. (06/30/94), Powertec Industrial Corp./Pacific Scientific Company (08/02/93) and Onan Corporation/Cummins Engine Company, Inc. (06/11/92), (iii) AI Industry transactions: PerSeptive Biosystems Inc./The Perkin-Elmer Corporation (08/25/97), Laboratory Products Group (Life Sciences International PLC)/ThermoQuest Corp. (07/30/97), Neslab Instruments Inc. (Life Sciences International PLC)/ThermoSpectra Corp. (07/15/97), Gatan International Inc./Roper Industries Inc. (05/16/96), TA Instruments Inc./ Waters Corp. (03/28/96), Andros Incorporated/Genstar Capital Partners II L.P. (02/15/96), Semiconductor Systems Inc./FSI International Inc. (02/05/96), Met One Inc./Pacific Scientific Company (01/30/96), Particle Measuring Systems Inc./Fairey Group PLC (01/18/96), EJ Systems Inc./Aetrium Inc. (01/02/96), Data Measurement Corp./Measurex Corporation (09/16/95), Megatest Corp./Teradyne Inc. (09/06/95), J&W Scientific Inc. (Fisons PLC)/Investor Group (08/29/95), Orion Laboratory (Analytics Technology Inc.)/Thermedics Inc. (Thermo Electron Corporation) (07/20/95), EPRO Corp./Credence Systems Corp. (02/06/95) and Sci. Instruments Div. (Fisons PLC)/Thermo Instrument Systems Inc. (02/02/95); (iv) OLC Industry transactions: Ruud Lighting Inc./Advanced Lighting Technologies, Inc. (09/18/97), Valmont Electric, Inc. (Valmont Industries, Inc.)/Chicago Miniature Lamp (01/06/97), Amerace Corp. (Eagle Industries, Inc.)/Thomas & Betts Corporation (11/02/95), American Electronic Components Inc./Echlin Inc. (10/09/95) and Joslyn Corporation/Danaher Corporation (07/10/95); (v) ACP Industry transactions: Aerocom Industries Inc./Unique Mobility Inc. (12/09/97), Audio International Inc./DeCrane Aircraft Holdings Inc. (11/03/97), Kolar Machine Inc./CPI Aerostructures Inc. (10/14/97), J.C. Carter Co. Inc./Argo-Tech Corporation (09/27/97),

Buderus Sell GMBH (Aircraft Div. of Buderus AG)/Britax International PLC (06/16/97), Technical Products Group Inc./Lunn Industries Inc. (05/20/97), Electrical Engineering & Mfg. Co. (Datron Incorporated)/Vickers Inc. (Trinova Incorporated) (11/12/96), Aero-Design Technology Inc./MAG Aerospace Industries Inc. (11/07/96), Pneumo Abex Corp. (Power Control Technologies)/Parker Hannifin Corporation (01/15/96), Precision Aerotech Inc./Vernitron Corp. (12/18/96), Burns Aerospace Corp. (Eagle Industries, Inc.)/BE Aerospace Inc. (11/27/95) and Electronics Division--TransTechnology Corporation/Elecysis Inc. (08/22/95); and
(vi) PPD Industry transactions: AECI Explosives Ltd. (ICI)/AECI Ltd. (12/12/97), Valentec International Corp./Safety Components International Inc. (05/28/97), Morton Automotive Safety Products (Morton International)/Autoliv AB (09/30/96), Phoenix Airbag GMBH/Safety Components International Inc. (05/10/96) and Astra UPC Corp./Alliant Techsystems (06/21/93). BARS compared, among other things, the Total Consideration in the Comparable Transactions as a multiple of LTM EBIT, LTM EDITDA and projected sales and also compared the equity value represented by the Comparable Transactions to LTM net income. This analysis yielded the following multiple ranges and means (each of which is a harmonic mean):


                                                                           TOTAL                TOTAL
                                                 EQUITY VALUE TO      CONSIDERATION TO     CONSIDERATION TO
                                                  LTM NET INCOME          LTM EBIT            LTM EBITDA
                                                ------------------   ------------------   ------------------
GROUP                                           MIN.   MEAN   MAX.   MIN.   MEAN   MAX.   MIN.   MEAN   MAX.
---------------------------------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----
Conglomerates................................   13.2x  18.7x  28.3x  10.9x  12.9x  18.0x  7.7 x  9.5 x  15.9x
MC Industry..................................   13.7   17.9   29.2   8.9    10.2   13.6   7.2    8.1    10.0
AI Industry..................................   7.7    11.6   30.0   5.0    8.4    24.1   4.6    7.0    18.2
OLC Industry.................................   25.7   28.7   34.9   8.2    12.9   16.2   10.9   13.4   22.8
ACP Industry.................................   3.6    6.6    12.7   5.5    9.1    20.0   3.2    5.9    13.4
PPD Industry.................................   11.4   12.8   14.7   5.6    7.2    9.9    3.8    5.1    7.7

     The comparison of Total Consideration to next twelve month sales yielded for the conglomerate Comparable Transactions minimum, mean and maximum multiples of 0.9x, 1.0x, and 1.1x, respectively. All multiples for the Comparable Transactions were based on public information available at the time of the announcement, without taking into account differing market and other conditions during the period in which the Comparable Transactions occurred. Utilizing this methodology, BARS derived estimated values of $17.17 to $24.98 per fully diluted Common Share.

     No company, transaction or business compared in the Comparable Company Analysis, the Acquisition Analysis or the Precedent Transaction Analysis is identical to Pacific Scientific or the Offer and the Merger. Accordingly, an analysis of the results of the foregoing is not simply mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies or Comparable Transactions to which they are being compared.

     Discounted Cash Flow Analysis. BARS performed a discounted cash flow analysis based on Pacific Scientific management's projected free cash flow of Pacific Scientific for the fiscal years 1998 through 2002 using discount rates ranging from 13% to 15%. BARS then added to the present value of the cash flows the terminal value of Pacific Scientific in the fiscal year ending December 31, 2002, discounted back at the same discount rate. The terminal value was computed by multiplying Pacific Scientific's projected EBITDA in fiscal year 2002 by terminal multiples ranging from 5x to 6x. The range of terminal multiples selected reflect BARS' judgment as to an appropriate range of multiples at the end of the referenced period. Utilizing this methodology, BARS derived estimated values of $28.09 to $35.44 per fully diluted Common Share.

     After-Tax Breakup Value. BARS analyzed the value of the fully diluted Common Shares in the event the various segments of Pacific Scientific were sold separately. Utilizing the information derived from Acquisition Valuation of the six business segments of Pacific Scientific (Automation Technology Group; Instruments Group; Fisher Pierce; Electro Kinetics Division; Civil Aviation Safety Systems; and Electro Dynamics Division), and applying it to the LTM EBITDA of such segments before corporate overhead, BARS assumed $20.0 million in liquidation expenses, a $173.0 million tax basis in the segments' assets and a

30.0% tax rate on gains on the disposition of the segments, to derive estimated values of $25.04 to $34.68 per fully diluted Common Share.

     While the foregoing summary describes all material analyses and factors that BARS considered in rendering the BARS Opinion, it is not a comprehensive description of all analyses and factors considered by BARS. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. BARS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete and misleading view of the evaluation process underlying the BARS Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BARS. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BARS are based on all analyses and factors taken as a whole and also on the application of BARS' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BARS therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BARS considered general economic, market and financial conditions and other matters, many of which are beyond the control of Pacific Scientific. The analyses performed by BARS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold in the future, and such estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which Common Shares may trade at any future time.

     Pursuant to the Engagement Letter, the Company has agreed to pay BARS as follows: (i) a retainer fee of $250,000, paid to BARS on acceptance of the Engagement Letter; (ii) an advisory fee of $1 million (the 'Advisory Fee') of which one-half would be payable on June 15, 1998 and one-half on December 15, 1998; (iii) a fee of $250,000 in respect of, and due upon, the provision of a fairness opinion to the Company Board, and $100,000 in respect of any subsequent fairness opinion provided in respect of an alternative transaction; (iv) if during the term of BARS' engagement under the Engagement Letter, or within 18 months after the termination of BARS' engagement thereunder, a Sale Transaction (as defined below) occurs, then Pacific Scientific shall pay to BARS a fee of $1.5 million plus four percent (4%) of the aggregate transaction value (as defined below) thereof in excess of the 'aggregate transaction value' implied by a per share transaction price of $20.50 per fully diluted Common Share; (v) if during the term of the engagement under the Engagement Letter, a Divestiture (as defined below) occurs, other than one described in (iv) above, then Pacific Scientific shall pay to BARS a fee equal to one and one-half percent (1.5%) of the aggregate transaction value of each such transaction, subject (except in limited circumstances) to a minimum fee of $500,000 per transaction. The retainer fee and opinion fees will be credited against the second installment of the advisory fee, and all of such fees will be credited against any Sale Transaction fee. Following payment of a Sale Transaction fee, no future advisory fees will be payable. If during the term of the engagement under the Engagement Letter, or until 18 months after the date of termination of BARS' engagement thereunder, in the event that a transaction other than a Sale Transaction or Divestiture is completed, and Pacific Scientific retains an advisor or financing agent in connection with such transaction, Pacific Scientific agrees to retain BARS, or an affiliate of BARS, and will pay BARS or such affiliate a mutually acceptable fee based on industry standards. A 'Sale Transaction' will be deemed to occur in the event that, directly or indirectly, in one or a series of related transactions, any merger involving a change in control of Pacific Scientific is effected, any sale or transfer of all or substantially all of the business, properties or assets of Pacific Scientific is completed, or there shall occur an acquisition by a person or a 'group' of persons (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any class or capital stock of Pacific Scientific constituting more than 50% of the outstanding shares of such class of capital stock (or rights to acquire the same), by way of tender or exchange offer, open market purchase, negotiated purchase or otherwise. 'Aggregate transaction value' is defined to include, without limitation, all cash, security and notes paid by the acquiring entity plus funded debt assumed, and in the case of consummation of a Sale Transaction, shall be deemed for purposes of calculating such fee to have acquired all of the equity of Pacific Scientific and assumed all of its funded debt. A 'Divestiture' will be deemed to occur in the event that a divestiture of one or more segments or businesses of Pacific Scientific, or an acquisition of another entity by Pacific Scientific, is completed.

     If the transactions subject to the Merger Agreement are consummated, BARS will receive aggregate fees of $6.8 million, of which $600,000 has been paid to date, including $100,000 paid in connection with the BARS Opinion.

     Pacific Scientific has also agreed to reimburse BARS for its reasonable expenses (including, without limitation, professional and legal fees and disbursements), up to $50,000, incurred in connection with its engagement with respect to the services to be rendered by it, and to indemnify BARS and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     BARS was retained based on BARS' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. BARS is a nationally recognized investment banking firm. As part of its investment banking business, BARS is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BARS may actively trade the equity securities of Pacific Scientific for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

FINANCING OF THE MERGER


     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger, to repay outstanding indebtedness of the Company and to pay related fees and expenses is approximately $460 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent.

     Parent intends to obtain the funds for its capital contribution through its existing Credit Agreement, dated as of September 7, 1990, as amended, among Parent and the banks listed therein (the 'Credit Facility'), and through a committed credit line to be provided by the Bank of Nova Scotia (the 'Committed Line'). The Credit Facility provides for revolving credit of up to $250 million for general corporate purposes through September 30, 2001. At present, there is no outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest at one of the following rates, as selected by Parent on the date of borrowing: (i) the Base Rate (as defined in the Credit Facility);
(ii) the Adjusted CD Rate (as defined in the Credit Facility); or (iii) the Eurodollar Rate (as defined in the Credit Facility) plus, in the case of (ii) and (iii), a margin ranging from 1/8 of one percent to 3/8 of one percent) based on the leverage ratio of Parent at the end of the fiscal quarter most recently then ended. As of the date hereof, the applicable margin would be 1/8 of one percent, which margin is expected to increase to 1/4 of one percent based on the pro forma capitalization of Parent after the Offer and the Merger. The effective interest rate as of the date hereof would be approximately 6.0%. The Credit Facility contains covenants and restrictions on the payment of dividends. The members of the bank group providing the Credit Facility are Bankers Trust Company, Bank of America Illinois, the First National Bank of Chicago, The Chase Manhattan Bank (National Association), Bank of Nova Scotia, Industrial Bank of Japan, Bank of Tokyo, NationsBank Corporation, Dresdner Bank Aktiengesellschaft, The Fuji Bank, SunTrust Bank, The Northern Trust Company, Sumitomo Bank, Wachovia Bank of Georgia, and Sanwa Bank. The Committed Line provides for credit of up to $250 million through a date 364 days following execution of final credit documentation, under substantially the same terms and conditions as the Credit Facility.

     The foregoing summary of the Credit Facility and the Committed Line is qualified in its entirety by reference to the Credit Facility and the Committed Line, which are filed as exhibits to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1').

     Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility or Committed Line has been made, Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Employment Agreements. The Company entered into an Employment Agreement dated as of February 17, 1997 with Mr. Hill, (the 'Hill Employment Agreement'). The Hill Employment Agreement is for a term ending on December 31, 2000 (which automatically extends for one additional year if notice is not given by Mr. Hill or the Company to the other that such term shall not be so extended), unless further extended or sooner terminated as provided therein. The compensation payable to Mr. Hill thereunder consists of (i) $325,000 annually; (ii) a performance bonus payable within ninety days after the end of the fiscal year of the Company in an amount to be determined by the Company Board, which amount is designed to equal 75% of Mr. Hill's then current base salary if targeted performance is achieved; (iii) the grant of a nonstatutory stock option to purchase 250,000 shares of Common Stock; and (iv) certain medical insurance and other benefits, including a special supplemental retirement plan. On June 18, 1997, the Company Board authorized the Company to enter into certain employment agreements (the 'Additional Employment Agreement' and, collectively with the Hill Employment Agreement, the 'Employment Agreements') with David L. Schlotterbeck and Winston E. Hickman, who are, respectively, President and Senior Vice President and Chief Financial Officer of the Company.

     The Additional Employment Agreements are for a term ending on December 31, 2000 (which automatically extends for one additional year if notice is not given by the Company or the employee that such term shall not be extended), unless further extended or sooner terminated as provided in such agreement. The compensation payable to Mr. Schlotterbeck and Mr. Hickman is comprised of (i) $260,000 annually and $186,000 annually, respectively; (ii) a performance bonus payable within ninety days after the end of the fiscal year of the Company and in an amount as determined by the Chief Executive Officer of the Company pursuant to such Additional Employment Agreements, which amount is designed to equal 50% and 35% respectively, of the executive's then current base salary if targeted performance is achieved; (iii) the grant of a nonstatutory stock option to purchase, with respect to Mr. Schlotterbeck, 150,000 Common Shares, and with respect to Mr. Hickman, 50,000 Common Shares; and (iv) certain medical insurance and other benefits.

     Each of the Employment Agreements is terminable for (i) 'Cause,' as such term is defined in such Agreements, (ii) death, (iii) disability, (iv) other than for Cause, or (v) upon resignation for 'Good Reason,' as such term is defined in such Employment Agreements. Upon termination for Cause, death or disability, the executive is entitled to receive only the portion of salary that has been earned up to the date of termination (including compensation for any accrued and unused vacation, reimbursement for business expenses, applicable life insurance proceeds, or applicable benefits) (the 'Minimum Payment'). Upon termination for Good Reason, or other than for Cause, death or disability, the executive shall receive the Minimum Payment and a severance payment of 24, 18 and 12 months of then-current salary of Messrs. Hill, Schlotterbeck and Hickman, respectively, payable, at the option of the executive in either (i) a lump sum within thirty days after the date of termination, or (ii) in semi-monthly installments over the applicable period after the date of termination. Pursuant to the Employment Agreements, upon termination within one year following a Change of Control of the Company (as such term is defined below), or in the event the Company, following a Change of Control of the Company, delivers notice to the executive that it is not extending the term of such executive's employment for one year, then the Company shall be obligated to pay the executive the items enumerated in the preceding sentence.

     In lieu of receiving 1997 bonuses which would normally be payable during the first 90 days of 1998, the Company will pay Messrs. Hill, Schlotterbeck and Hickman bonuses in 1998 in the amounts of $290,000, $245,000 and $85,000. To the extent such amounts exceed the bonuses which would otherwise be payable in 1998, such excess shall reduce future bonuses and/or severance payments otherwise payable to such executives.

     Stock Option Agreements. Pursuant to the Hill Employment Agreement, Mr. Hill has entered into a Nonstatutory Stock Option Agreement with the Company dated as of February 18, 1997 (the 'Hill Stock Option Agreement') pursuant to which the Company granted to Mr. Hill an option (the 'Hill Option') to purchase 250,000 Common Shares (subject to adjustment in certain circumstances) at an exercise price of $12.625 per share. The Hill Option is not intended to qualify as an incentive stock option under the Internal Revenue Code of 1996, as amended (the 'Code'), and was not issued under the Company's existing stock option plan. The Hill Option becomes exercisable in cumulative increments of 50,000 shares on February 18 in each of 1997, 1998, 1999, 2000 and 2001. The Hill Option expires on February 18, 2007. Pursuant to the Employment Agreements as described above, Mr. Schlotterbeck and Mr. Hickman have entered into Nonstatutory Stock Option Agreements with the Company as of July 7, 1997 (together with the Hill Option Agreement, the 'Stock Option

Agreements'). Pursuant to the Stock Option Agreements the Company granted Mr. Schlotterbeck and Mr. Hickman Options to purchase with respect to Mr. Schlotterbeck up to 150,000 shares of Common Stock, and with respect to Mr. Hickman, 50,000 Common Shares (subject to adjustments in certain circumstances), at a price of $13.94 per share. The Options are not intended to qualify as incentive stock options under the Code and were issued outside the Company Stock Option Plan. The Options become exercisable in cumulative increments of, in the case of Mr. Schlotterbeck, 37,000 shares, and in the case of Mr. Hickman, 12,500 shares, on each of July 7, 1998, July 7, 1999, July 7, 2000 and July 7, 2001. The Options expire on July 7, 2007. Notwithstanding the foregoing, upon a Change of Control of the Company, the Options automatically become fully exercisable as to all shares subject thereto.

     For the purposes of the Employment Agreements and the Stock Option Agreements, 'Change of Control' of the Company shall be deemed to have occurred if (i) the shareholders of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company's assets and properties; (ii) any 'person' (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) is or becomes the 'beneficial owner' (as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that the following shall not constitute a 'Change in Control' of the Company: (a) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); (b) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (iii) the shareholders of the Company approve the dissolution or liquidation of the Company; or (iv) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities, the result of which merger or consolidation is that less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by holders of the Company's common stock immediately prior to the merger. Either of the Offer or the Merger, if consummated, would constitute a Change of Control for the foregoing purpose.

     Severance Plan. On December 21, 1997, the Company adopted the 1997 Pacific Scientific Company Change of Control Severance Plan (the 'Severance Plan') to establish its severance policies and commitments in the change in control context. The Severance Plan was adopted to guarantee severance benefits to key employees in the event of their termination following a change of control. The Severance Plan explicitly precludes any provision from taking effect to the extent that it would prevent a business transaction from qualifying for pooling of interests accounting. Similarly, the Severance Plan generally prohibits payments that the Company believes will be subject to golden parachute tax penalties or that would be nondeductible under the deduction limit on nonperformance-based compensation under Section 162(m) of the Code. Although the Company believes that the benefits provided to Messrs. Hill, Schlotterbeck and Hickman will not constitute excess parachute payments, the Company has agreed to indemnify such individuals from any taxes, penalties and costs in the event it is ultimately determined that such benefits constitute excess parachute payments.

     Subject to the foregoing, the Severance Plan authorizes the Company's Executive Committee to extend participation selectively to the Company's corporate officers and corporate staff, to its group and division presidents, to persons who directly report to division presidents, to other comparable employees and to other key employees. The Company's Executive Committee has thus far extended severance benefits to 51 individuals. Pursuant to those benefits, in the event a 'change in control' occurs and a participant is terminated by the Company (or its successor) without cause or resigns for 'good reason' (as defined under the Severance Plan), within two years from the date of such event, the individual would receive a lump sum severance benefit of from 12 to 130 weeks of salary and target bonus, depending on the individual's position (130 weeks in the case of Messrs. Hill, Schlotterbeck and Hickman and from 52 to 104 weeks in the case of other executive officers), and would receive group insurance benefit continuation for an equivalent period. The severance benefits provided to Messrs. Hill, Schlotterbeck and Hickman in their respective Employment Agreements do not add to their benefits under the Severance Plan. In no event, however, would participants receive less than one month of severance for each year of service to the Company (subject to an 18 month cap).

     For the purpose of the Severance Plan, a 'change of control' includes each of the following: (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of substantially all the assets of another entity, in each case, unless, following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and the Company's outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60%, respectively, of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities, as the case may be, of the surviving entity in such transaction in substantially the same proportions as their ownership, immediately prior to such transaction of the then-outstanding shares of common stock and then-outstanding voting securities, as the case may be, (B) no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the outstanding securities of such corporation except to the extent that such ownership existed prior to such transaction, and (C) at least a majority of the members of the Company Board resulting from such transaction were members of the Company Board at the time of the execution of the initial agreement, or of the action of the Company Board, providing for such transaction; (ii) the acquisition by any individual, entity or group of 20% or more of either the outstanding Common Shares or the combined voting power of the outstanding voting securities of the Company (in either case other than acquisitions by the Company, directly from the Company and by employee benefit plans of the Company or any entity controlled thereby; (iii) individuals who, as of December 21, 1997, constitute the Company Board (the 'Incumbent Board') cease for any reason to constituted at least a majority of the Company Board (except that any individual becoming a director subsequent to such date whose election, or nomination for election by the shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest, including a contest for the removal of directors and certain other contests); (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; and (v) the Company Board adopts a resolution to the effect that, for purposes of the Severance Plan, a change in control has occurred. Either of the Offer or the Merger, if consummated, would constitute a change of control for the foregoing purpose.

     The Severance Plan will expire on December 31, 2002, unless terminated sooner, which the Company can do prior to a change in control, other than in anticipation of a change in control.

     As of the date of this Proxy Statement, the Executive Committee of the Company Board has designated each of the Company's executive officers, among others, as participants in the Severance Plan.

     Option Plan Amendments. On December 21, 1997, the Company amended its existing stock option plans (and all outstanding options issued pursuant to those plans) such that in the event of a change in control (within the meaning of the Severance Plan), all outstanding options will be immediately exercisable by the holder thereof as to all shares subject thereto, subject to the Severance Plan's pooling and golden parachute limitations. See 'Certain Stock Ownership Information' below for information respecting participation in such plan by certain officers and directors of the Company. On the same date, the Company entered into amendments to the Stock Option Agreements with Messrs. Hill,

Hickman and Schlotterbeck, respectively, providing for comparable amendments giving them the benefit of such amendments to the extent such amendments are more favorable than the existing provisions with respect to a change of control of the Company.

     Indemnification Agreements. On December 21, 1997, the Company Board approved indemnification agreements between the Company and each of the Company's directors and Messrs. Schlotterbeck and Hickman. The Company agreed to indemnify and advance expenses to the individual indemnitees pursuant to terms of the agreements and to the fullest extent permitted by law in effect on the date of the agreement and to such greater extent as applicable law may from time to time permit. In the event there is a change of control of the Company, the indemnitees would be presumed to be entitled to indemnification under the agreements if they submit a request for indemnification in accordance with the agreement. The indemnitee's rights to be indemnified and to receive the advancement of expenses as provided for in the agreements are not exclusive of any other rights such persons may be entitled to under applicable law, the Company's Articles of Incorporation or the Company Bylaws, any other agreement, a vote of the shareholders, a resolution of the directors or otherwise.

     Certain Stock Ownership Information. In addition to the information set forth in elsewhere in this Proxy Statement or in the Company's
Solicitation/Recommendation Statement on Schedule 14D-9 (including the schedules thereto) dated February 6, 1998 and previously sent to the Company's shareholders, which information is incorporated herein by reference, the following sets forth certain information regarding securities of the Company owned beneficially or of record by the Company's directors, executive officers and affiliates:

          As of the date of this Statement, William T. Fejes, Senior Vice President of the Company, is the holder of options to purchase (i) 800 Common Shares at an exercise price of $9.0625 per share which is fully exercisable; (ii) 3,600 Common Shares at an exercise price of $13.8125 per share which is exercisable as to 2,700 shares and becomes exercisable as to the remaining shares in 1998; (iii) 5,000 Common Shares at an exercise price of $16.75 which is exercisable as to 2,500 shares and becomes exercisable as to an additional 1,250 shares in each of 1998 and 1999; and
     (iv) 8,000 Common Shares at an exercise price of $20.875 per share which is exercisable as to 2,000 shares and becomes exercisable as to an additional 2,000 shares in each of 1998, 1999 and 2000.

          As of the date of this Statement, Steven Breitzka, a Vice President of the Company, beneficially owns 2,484 Common Shares. Mr. Breitzka is also the holder of options to purchase (i) 6,150 and 5,000 Common Shares at exercise prices of $7.5625 and $9.0625 per share, respectively, each of which is fully exercisable; (ii) 6,000 Common Shares at an exercise price of $13.8125 per share which is exercisable as to 4,500 shares and becomes exercisable as to the remaining shares in 1998; (iii) 4,000 Common Shares at an exercise price of $16.75 per share which is exercisable as to 2,000 shares and becomes exercisable as to an additional 1,000 shares in each of 1998 and 1999; and (iv) 4,000 Common Shares at an exercise price of $20.875 per share which is exercisable as to 1,000 shares and becomes exercisable as to an additional 1,000 shares in each of 1998, 1999 and 2000.

          On May 29, 1997, each of the members of the Company Board (other than Mr. Hill) was granted an option to purchase 3,000 Common Shares at an exercise price of $13.00 which is fully exercisable, and on April 23, 1997 Messrs. Fejes and Breitzka, and Messrs. Richard Knoblock and Steven Yasbek, Vice Presidents of the Company, were granted options to purchase 5,000, 8,000, 8,000 and 14,000 Common Shares, respectively, at an exercise price of $11.75 per share, each of which becomes exercisable in four equal increments in each of 1998, 1999, 2000 and 2001. On May 29, 1997, Messrs. Fejes, Breitzka and Knoblock were granted options to purchase 3,000, 1,000 and 2,000 Common Shares, respectively, at an exercise price of $13.00 per share, each of which becomes exercisable in four equal increments in each of 1998, 1999, 2000 and 2001.

APPRAISAL RIGHTS

     Record holders of Common Shares will have the right to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair market of their shares under the GCL, but, except in the case of shares which are restricted by the Company, or applicable law or regulation as to transfer, only if demand for payment is made with respect to five percent or more of the outstanding Common Shares. In order to perfect his or her dissenter's rights, a record holder of Common Shares must (i) vote his or her dissenting shares against the Merger, (ii) make written demand to purchase his or her dissenting shares upon the Company not later than the date of the Special Meeting, (iii) submit the stock certificates representing his or her dissenting shares to the Company or its transfer agent, for notation that they represent dissenting shares, within 30 days after the mailing by the Company to shareholders who voted against the Merger of a notice stating that the Merger Agreement has been approved and adopted by the shareholders (the 'Approval Notice'), and (iv) file an action in court within six months after the date on which notice stating that the Merger Agreement has been approved and adopted by the shareholders is mailed to Pacific Scientific shareholders who voted against the Merger Agreement, but only if the Company and the shareholder are unable to reach agreement on the price to be paid for the dissenting shares, all as more particularly described below. If demands for payment referred to in clause (ii) above are not filed with respect to five percent or more of the outstanding Common Shares, no shareholder of Pacific Scientific, other than a holder of shares which are restricted by the Company, or applicable law or regulation as to transfer, will have dissenters' rights, even if all of the above conditions are otherwise satisfied.

     Dissenters' rights cannot be validly exercised by persons other than the record holders of Common Shares, regardless of the beneficial ownership thereof. Persons who are beneficial owners of Common Shares but whose shares are held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedure outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

     Under Sections 1300 to 1312 of the GCL, any shareholder of record of

Pacific Scientific who votes any and all of his or her shares against the Merger and who intends to enforce his or her dissenter's rights must, on or before the date of the Special Meeting, which is to be held on Friday, March 27, 1998, submit to Pacific Scientific at its principal executive offices, 620 Newport Center Drive, Suite 700, Newport Beach, California 92660 Attention: Corporate Secretary or Pacific Scientific's transfer agent, ChaseMellon Shareholder Services LLC, 400 South Hope Street, 4th Floor, Los Angeles, CA, 90071.
Attention: Corporate Secretary, a written demand that Pacific Scientific purchase for cash some or all of his or her shares voted against the Merger, which demand shall state the number and class of shares which he or she demands that Pacific Scientific purchase and the amount which the shareholder claims to be the fair market value of those shares as of January 30, 1998, the first business day before the announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger.

     Dissenters' rights may not be perfected with respect to any shares unless such shares are voted against the Merger. A record shareholder may vote part of the shares which he or she is entitled to vote in favor of or in abstention with respect to the Merger without jeopardizing dissenter's rights as to shares voted against the Merger, however, if a record shareholder votes part of the shares he or she is entitled to vote in favor of the Merger and fails to specify the number of shares he or she is voting in favor of the Merger, it is conclusively presumed under the GCL that his or her approving vote is with respect to all shares which he or she is entitled to vote. A vote to abstain will not constitute a vote against the Merger for purposes of dissenters' rights. Further, voting against the Merger will not of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the GCL for exercise of dissenters' rights.

     If any shareholder of Pacific Scientific has a right to require Pacific Scientific to purchase his or her shares for cash under the provisions of the GCL, the Company will mail to each such shareholder an Approval Notice within ten (10) days after approval of the Merger, stating the price determined by Pacific Scientific to represent the fair market value of the dissenting shares and briefly describing the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights.

     A dissenting shareholder must, within 30 days after the Company mails to him or her the Approval Notice, submit to the Company or its transfer agent at the addresses set forth above certificates representing the dissenting shares which he or she demands that the Company purchase so that such certificates may be stamped or endorsed with a statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. The Approval Notice will specify the date by which the submission of certificates for endorsement must be made to the Company and a submission made after such date will not be effective for any purpose.

     If the Company and a dissenting shareholder agree that the shares are dissenting shares entitled to receive payment therefor and agree upon the price of such shares, the Company, upon surrender of the certificates evidencing such shares, will make payment of such amount (plus interest thereon from the date of such agreement) within 30 days after such agreement. Any agreement fixing the fair market value of any dissenting shares between a dissenting shareholder and the Company shall be filed with the Secretary of the Company.

     If the Company denies that the shares are dissenting shares entitled to receive payment therefor, or the Company and the dissenting shareholder fail to agree respecting the fair market value of the shares, the dissenting shareholder may, within six months after the date on which the Approval Notice was mailed to the shareholder, but not thereafter, file a complaint in the Superior Court of the County of Los Angeles, State of California, requesting that the Court determine whether the shares are dissenting shares and/or the fair market value of such dissenting shares. The costs of the action will be assessed or apportioned as the Court considers equitable, but, if the fair market value is determined to exceed the price offered to the shareholder by the Company, the Company will be required to pay the costs of the action and may be required to pay counsel fees.

     A dissenting shareholder may not withdraw his or her dissent or demand for payment without the consent of the Company Board. The rights of dissenting shareholders to demand payment terminate if, among other things, the Merger is abandoned or if the shares are transferred prior to submission for endorsement as dissenting shares.

     The foregoing is a brief summary of the rights of dissenting shareholders, does not purport to be a complete statement thereof and is qualified in its entirety by reference to the applicable statutory provisions of the GCL which are set forth in Annex II hereto.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a summary of certain United States federal income tax consequences of the Merger to beneficial owners of Shares whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.


     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. In general, for federal income tax purposes, a beneficial owner of Shares will recognize capital gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received therefore. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger.

     Under recently enacted changes to the Code, net capital gain recognized by individuals, estates and trusts from the sale of property held more than 18 months will generally be taxed at a maximum rate of 20% for federal income tax purposes (or 10% if the capital gain would be taxed at only a 15% rate if it were treated as ordinary income). Net capital gain from the sale of property held for more than one year but not more than 18 months is taxed at a maximum rate of 28%. There are limitations on the deductibility of capital losses.

     Payments in connection with the Merger may be subject to 'backup withholding' at a rate of 31%, unless a beneficial owner of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification of exemption from backup withholding and the procedure for obtaining such exemption. Those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the disbursing agent for the Merger.

     The Company will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Company.

ACCOUNTING TREATMENT.

     The Merger will be accounted for as a purchase for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Pacific Scientific will be recorded at their fair values at the Effective Time, with the difference between such fair value and the value of the consideration paid in the Merger allocated to goodwill.

                              THE MERGER AGREEMENT


     THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW SETS FORTH THE MATERIAL TERMS OF THE MERGER AGREEMENT, BUT SUCH DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.

THE MERGER; EFFECTIVE TIME OF THE MERGER.

     The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with California law, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The time the Merger becomes effective is referred to as the 'Effective Time.'

CONVERSION OF SHARES.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Holdings, the Purchaser, any wholly owned subsidiary of Holdings or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and shareholders who perfect their dissenters' rights under California law) will be converted into the right to receive in cash the Offer Price. At the Effective Time, each issued and outstanding share of the Purchaser will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Company continuing as the surviving Corporation (The 'Surviving Corporation').

     Pursuant to the Merger Agreement, immediately following the Effective Time, each holder of an outstanding Option granted under any stock option or similar plan (each, a 'Stock Plan'), whether or not fully exercisable, will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess of the Offer Price over the exercise price per Share subject to such Option, subject to any required withholding of taxes.

DISSENTING SHARES.

     If the Merger is consummated, Shares outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger and who has perfected such shareholder's right to demand cash payment for the fair market value of such holder's Shares in accordance with Chapter 13 of the GCL will not be converted into a right to receive the Offer Price, unless such shareholder fails to perfect or withdraws or otherwise loses such shareholder's right to a determination of the fair market value of such shareholder's Shares under the GCL, in which case such Shares will be treated as if they have been converted as of the Effective Time into a right to receive the Offer Price. The Company has agreed to give Holdings prompt notice of any dissenting shareholders and Holdings will have the right to participate in all negotiations and proceedings with respect to such demands. See 'The Merger--Appraisal Rights.'


BOARD REPRESENTATION.

     Pursuant to the Merger Agreement, promptly upon the purchase by the Purchaser of Shares representing at least such number of Shares as shall satisify the Minimum Condition, and from time to time thereafter, Holdings shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as is equal to the number of directors which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Holdings or its affiliates bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company, Holdings and the Purchaser have agreed that, until the Effective Time, the Company Board shall have at least two directors (the 'Independent Directors') who are not officers, directors or designees of the Purchaser or any of its affiliates; provided, however, that, in such event, if the number of Independent Directors shall be reduced below two, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall not be an officer, director or designee of the Purchaser or any of its affiliates and who shall be deemed to be an Independent Director for purposes of the Merger Agreement.

THE RIGHTS AGREEMENT.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement and has, on January 31, 1998, amended the Rights Agreement, so that the execution of the Merger Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the Merger will not cause
(i) any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) Holdings, the Purchaser, or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement).

REPRESENTATIONS AND WARRANTIES.

     Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Holdings and the Purchaser with respect to, among other things, its organization and subsidiaries, capitalization, authority, the absence of violations, financial statements, public filings, compliance with law, litigation, information in the proxy statement, employee benefit plans, tax matters, intellectual property, contracts, the absence of any material adverse effects on the Company since December 27, 1996, the Rights Agreement and the opinion of its financial advisor. Holdings and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization, authority, the absence of violations, information in the proxy statement and financing.

COVENANTS.


     The Merger Agreement contains certain covenants of the Company, Holdings and the Purchaser in contemplation of the Merger, including, without limitation, access by Holdings and the Purchaser to information concerning the Company, use of reasonable best efforts to consummate the Merger, use of reasonable best efforts to obtain all consents necessary for the consummation of the Merger, and notification of the other parties of certain matters.

CONDUCT OF BUSINESS OF THE COMPANY.

     Pursuant to the Merger Agreement, the Company agreed that, except with the prior written consent of Holdings, during the period from the date of the Merger Agreement to the Effective Time, the Company and each of its subsidiaries will conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use reasonable efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. The Company has also agreed that except as (a) otherwise expressly provided in the Merger Agreement, (b) required by law, (c) previously disclosed to Parent in the Company's 1998 operating budget, or (d) set forth on the Company's disclosure schedule, prior to the Effective Time, the Company and its subsidiaries will not, without the prior written consent of Holdings:

          (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees, non-executive officers and directors in the ordinary course of business consistent with past practice);

          (ii) incur any indebtedness for borrowed money (other than under existing lines of credit) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (iii) expend funds for capital expenditures in excess of $4,000,000 per fiscal quarter, including amounts reflected in the Company's 1998 operating budget;


          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

          (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement, (B) for dividends paid by subsidiaries to the Company with respect to capital stock and (C) for regular quarterly dividends not to exceed $.03 per quarter), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options outstanding on the date of the Merger Agreement pursuant to the Stock Plans or the Rights Agreement);

          (vii) amend its Restated Articles of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for
     (x) purchases of inventory, supplies and material in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $1,000,000 per annum;

          (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000, other than in consultation and cooperation with Holdings, and, with respect to any such settlement, with the prior written consent of Holdings, which consent shall not be unreasonably withheld;

          (x) make any material tax election or settle or compromise any material tax liability (whether with respect to amount or timing); or


          (xi) except in the ordinary course of business, modify, amend or terminate any material contract or waive or release or assign any material rights or claims.

OPTIONS; STOCK PLANS.

     Pursuant to the Merger Agreement, immediately following the Effective Time,
(a) each outstanding Option whether or not fully exercisable, to purchase Shares granted under any Stock Plan will be entitled to receive in settlement of such Option, a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess of the Offer Price over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes.

EMPLOYEE BENEFITS.

     Holdings has agreed to cause the Surviving Corporation to honor the employment, severance and bonus arrangements to which the Company is a party. Holdings has also agreed that for a period of two years following the Effective Time, the Surviving Corporation will provide employees of the Company and its subsidiaries compensation and employee benefit and welfare plans which are not materially less favorable in the aggregate to such employee than those generally in effect on the date of the Merger Agreement with respect to similarly situated employees of the Company.

NO SOLICITATION.

     Pursuant to the Merger Agreement, the Company has agreed that it will cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Holdings or the Purchaser (a 'Third Party') with respect to any Acquisition Transaction (as hereinafter defined). The Company has also agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (w) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets (other than in the ordinary course of business) or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an 'Acquisition Transaction') or (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction; or (y) enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby; or (z), withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by the Company's

Board of Directors of the Offer, the Merger or the Merger Agreement; provided, however, that nothing in the Merger Agreement will prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and l4e-2 promulgated under the Exchange Act with respect to any tender offer. The Company has agreed to promptly notify Holdings of the receipt of any proposal relating to an Acquisition Transaction. Notwithstanding anything to the contrary in the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of Company and its subsidiaries) from a Third Party, (i) furnish or disclose non-public information to such Third party and
(ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised by (x) its outside counsel with respect to its fiduciary obligations and (y) its financial advisors with respect to the financial terms of any such proposed Acquisition Transaction, the Company Board determines in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of this clause (a), a 'Superior Proposal'), and (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement (which the Company is expressly permitted to negotiate with such party) with terms no less favorable in the aggregate to Company than those contained in the Confidentiality Agreement but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company and need not contain any 'stand-still' or similar provisions. In addition, the Company's Board of Directors may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger) a Superior Proposal and may terminate the Merger Agreement solely to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that Company may not, and will cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless the Company concurrently terminates the Merger Agreement in accordance with the terms thereof and pays any amounts required under the Merger Agreement, as described under 'Fees and Expenses' below.

     The Merger Agreement provides that the Company will promptly (but in any event within one business day of Company becoming aware of same) advise Holdings of the receipt by the Company, any of its subsidiaries or any of Company's bankers, attorneys or other agents or representatives of any written inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to provisions of the Merger Agreement described in the immediately preceding paragraph and the Company will promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such written inquiry or proposal. The Company will keep Holdings reasonably informed of the status and content of and material developments (including the calling of meetings of the Company's Board of Directors to take action with respect to such Acquisition Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Holdings has been given notice of the identity of the parties making such Superior Proposal, the material terms thereof and material developments referred to in the preceding sentence at least two business days prior to the entering into such agreement.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

     Pursuant to the Merger Agreement, from and after the Effective Time, Holdings has agreed, and will cause the Surviving Corporation to, indemnify the present and former officers, directors, employees and agents of the Company and its subsidiaries (the 'Indemnified Parties') against all losses, claims, damages, expenses or liabilities arising out of or related to actions or alleged actions or omissions occurring at or prior to the Effective Time to the full extent permitted under California law or, if greater, in the Company's Restated Articles of Incorporation and By-Laws and agreements (including indemnification agreements to which directors or officers of the Company or its subsidiaries are parties) between the Company or one of its subsidiaries and such employee, in effect on the date of the Merger Agreement and identified to Purchaser by the Company (to the extent consistent with applicable law), which provisions and agreements will survive the Merger and continue in full force and effect. If such Indemnified Party becomes involved in any action or proceeding, Holdings has agreed to advance reasonable legal and other expenses as incurred by an Indemnified Party, provided, however, Holdings will not, in connection with one action or separate but substantially similar actions arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties, except in certain circumstances. Parent will be entitled to participate in the defense of any such action or proceeding. In addition, pursuant to the Merger Agreement, Holdings has agreed to maintain the current policies for officers and director liability insurance for not less than six years from the Effective Time.

MERGER CONDITIONS.

     In the event the Offer is consummated, the obligations of the parties to consummate the Merger would be subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the shareholders of the Company having duly approved the transactions contemplated by the Merger Agreement, if required by applicable law or the Restated Certificate of Incorporation of the Company; (ii) no statute, rule, regulation, executive order, decree or injunction having been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental entity which prohibits the consummation of the Merger; provided, however, that the Company, Holdings and the Purchaser will use their reasonable best efforts to have any such order, decree or injunction vacated; or (iv) any waiting period (any extension thereof) under the HSR Act applicable to the Merger having expired or terminated.

     If the Offer has not been consummated, the obligations of Holdings to consummate the Merger pursuant to a one-step transaction are subject to the satisfaction, at or before the Effective Time, of the conditions described in the immediately preceding paragraph and the following additional conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects in each case as of the date of the Merger Agreement and as of the closing date of the Merger (the 'Closing

Date') as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than those with respect to the Company's capitalization and subsidiaries and the Company's authority to enter in the Merger Agreement and the transactions contemplated thereby and representations and warranties otherwise qualified by material adverse effect, such representations and warranties and statements will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate would result in a material adverse effect on the Company; (ii) the Company having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a material adverse effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement; and (iii) Holdings having received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties relating to the Merger have been obtained.

     If the Offer has not been consummated, the obligations of the Company to effect the Merger pursuant to a one-step transaction are subject to the satisfaction, at or before the Effective Time, of the conditions in the first paragraph of this subsection and the following additional conditions: (i) the representations and warranties of Holdings and the Purchaser set forth in the Merger Agreement being true and correct in all respects in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than those with respect to Holdings' and the Purchaser's authority to enter into the Merger Agreement and the transactions contemplated thereby, and representations and warranties otherwise qualified by material adverse effect on Holdings, such representations and warranties will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate would result in a material adverse effect on Holdings; and (ii) each of Holdings and the Purchaser having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not reasonably be expected individually or in the aggregate, to have a material adverse effect on Holdings or adversely affect the ability of Holdings or the Purchaser to consummate the transactions contemplated by the Merger Agreement.

TERMINATION.

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company, by action of their respective Board of Directors;


          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and if (i) Holdings or the Purchaser fails to commence the Offer, or (ii) (x) at or any time following the initial Expiration Date as it may be extended pursuant to the terms of the Merger Agreement, the Minimum Condition shall have been satisfied and all other conditions to the Offer shall have been satisfied or waived in accordance with the terms hereof and (y) Holdings or the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement;

          (c) by Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998; provided, however, that neither Holdings nor the Company may terminate the Merger Agreement as described in this clause (c) if such party shall have materially breached the Merger Agreement; and provided, further, that Holdings may not terminate the Merger Agreement as described in this clause (c) if the Offer shall have theretofore been consummated;

          (d) by Holdings or the Company if any court of competent jurisdiction in the United States or other United States governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

          (e) by the Company if, prior to the acceptance for payment of Shares pursuant to the Offer, (i) there shall have occurred, on the part of Holdings or Purchaser, a material breach of any representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or (ii) the Company (A) to the extent permitted by the provisions of the Merger Agreement described under 'No Solicitation' above, enters into a definitive agreement with respect to a Superior Proposal and (B) concurrently pays any termination fee and agrees to pay any other amounts required under the Merger Agreement, as described under 'Fees and Expenses' below;

          (f) by Parent if the Company breaches its covenant not to amend the Rights Agreement or redeem the Rights, provided, however, that such breach occurs prior to the time that designees of Holdings constitute a majority of the Company's Board of Directors; or

          (g) by Holdings, prior to the purchase of Shares pursuant to the Offer, if (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which (except in the case of a breach of certain of the representations and warranties) individually or in the aggregate if not cured would be reasonably likely to have a material adverse effect on the Company and which is not curable or (ii) the Company Board shall have withdrawn or modified (including by amendment of the Company's Solicitation/Recommendation Statement on Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the

     Merger Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to effect any of the foregoing.

FEES AND EXPENSES.

     The Merger Agreement provides that whether or not the Merger is consummated, except as otherwise provided below, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated as described in clause
(e)(ii), (f) or (g)(ii) under 'Termination' above, then the Company will promptly pay the documented fees and expenses of Holdings and the Purchaser related to the Merger Agreement, the transactions contemplated thereby and any related financing (subject to a maximum of $2.0 million) and in the event the Merger Agreement is terminated as described in clause (e)(ii) or (g)(ii) under 'Termination' above, then the Company will promptly pay Holdings a termination fee of $15 million (the 'Termination Fee'); provided that in no event shall more than one Termination Fee be paid by the Company.

     The Merger Agreement also provides that in the event that (i) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (ii) following such disclosure (and provided that neither Holdings nor the Purchaser is in any material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement), either (x) June 30, 1998 occurs without the Minimum Condition being satisfied (other than as a result of a material breach thereof by Holding or the Purchaser that has not been cured) or the requisite shareholder approval of the Merger being obtained or (y) if the Merger Agreement is terminated as described in clause (f) or
(g)(ii) under 'Termination' above, and (iii) not later than six months after any such termination the Company shall have entered into an agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company will promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, pay Parent a Termination Fee of $15 million.

EXTENSION; WAIVER.

     Subject to the terms of the Merger Agreement, at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement by the other, or (iii) waive compliance by the other with any of the agreements or conditions.

                        PRICE RANGE OF SHARES; DIVIDENDS

     The Shares trade on the NYSE under the symbol 'PSX.' The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the NYSE, as well as dividends paid. All prices set forth below are as reported in published financial sources:

                                                                             MARKET PRICE
                                                                          ------------------
                                                                           HIGH        LOW      DIVIDENDS
                                                                          -------    -------    ---------
YEAR ENDED DECEMBER 31, 1996:
  First Quarter........................................................   $24.875    $18.750     $   .03
  Second Quarter.......................................................    22.375     15.250         .03
  Third Quarter........................................................    16.500     11.000         .03
  Fourth Quarter.......................................................    12.750     10.250         .03
YEAR ENDED DECEMBER 31, 1997:
  First Quarter........................................................   $14.000    $11.125     $   .03
  Second Quarter.......................................................    14.625     11.125         .03
  Third Quarter........................................................    17.875     13.250         .03
  Fourth Quarter.......................................................    17.375     13.500         .03
YEAR ENDED DECEMBER 31, 1998:
  First Quarter (through February 25, 1998)............................   $30.062    $30.062          --

     On January 30, 1998, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the NYSE was $25.125. On February 5, 1998, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $29.938. On February 25, the last full trading day prior to the mailing of this Proxy Statement, the reported closing sales price per share on the NYSE was $30.062 SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 6, 1998 regarding the beneficial ownership of the Company's Common Stock by each person known to the Company to beneficially own more than five percent (5%) of the Common Stock and by the Company's directors, the named executive officers and by all directors and executive officers as a group, together with the percentage of the outstanding Common Shares which such ownership represents. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.

                                           AMOUNT AND NATURE OF       PERCENT OF
NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)(2)      CLASS
-------------------------------------   --------------------------    ----------
Walter F. Beran......................                6,000                  *

Ralph O. Briscoe.....................               20,000                  *
Lester Hill..........................              100,000                  *
Ralph D. Ketchum.....................               11,500                  *
William A. Preston...................               13,000                  *
Millard H. Pryor, Jr.................                7,000                  *
David L. Schlotterbeck...............                   --                  *
Richard V. Plat......................              264,778                2.1%
William R. Fejes.....................               10,000                  *
Richard G. Knoblock..................               18,300                  *
Edgar S. Brower(3)...................              116,000                  *
Mellon Bank Corporation(4) ..........              648,994                5.2%
  One Mellon Bank Center
  Pittsburgh, PA 15258
Dimensional Fund Advisors Inc.(5) ...              750,700                6.1%
  1299 Ocean Avenue, 11th Fl.
  Santa Monica, CA 90401
Mario J. Gabelli et al. .............            1,234,200                9.9%
  One Corporate Center
  Rye, NY 10580
All Directors and Current Executive                472,712                3.7%
  Officers as a Group (13 persons)...

------------------
* Represents less than 1%.

(1) Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the individuals and entities listed.

(2) Includes certain shares which the following have the right to acquire within 60 days of January 31, 1998 through the exercise of stock options to purchase Common Shares: Messrs. Beran, Briscoe, Ketchum, Preston and Pryor, 3,000 shares each; Mr. Hill, 100,000 shares; Mr. Plat, 105,500 shares; Mr. Fejes, 10,000 shares; Mr. Knoblock, 18,300 shares; Mr. Brower, 15,000 shares and all directors and current executive officers as a group, 268,450 shares. In the event of a change of control (as defined in the relevant plan and related documents) of the Company, outstanding options granted to employees shall vest and become immediately exercisable, subject to certain limitations.

(3) Mr. Brower resigned as a director and the Company's Chief Executive Officer on February 19, 1997.

(4) Based on information contained in a Schedule 13G filed with the SEC on January 27, 1998. Represents shares owned by Mellon Bank Corporation and its direct and indirect subsidiaries in their various fiduciary capacities.

(5) Based on information continued in a Schedule 13G filed with the SEC on February 6, 1998. Dimensional Fund Advisors Inc. ('DFA') disclaims beneficial owernship of all such Shares, which, according to the Schedule 13G, are owned by clients of DFA.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(6) Based on information in a Schedule 13D filed with the SEC on February 12, 1998, as amended February 18, 1998, which reports ownership interests of various entities associated with Mr. Gabelli.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION; PROJECTIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1997           1996        1995        1994        1993
                                                         --------       --------    --------    --------    --------
INCOME STATEMENT:
Net Sales.............................................   $310,460       $292,263    $284,663    $247,683    $206,609
Cost of Sales.........................................    210,468        198,348     185,169     164,941     140,463
                                                         --------       --------    --------    --------    --------
Gross Profit..........................................     99,992         94,015      99,494      87,742      66,146
Selling & Administration..............................     65,600         59,790      58,894      51,967      44,569
Research & Development................................     12,284         14,281      14,811      11,793       9,911
Loss on Sale of Automation Intelligence...............      4,892              0           0           0           0
                                                         --------       --------    --------    --------    --------
Operating Income......................................     17,216         19,944      25,969      18,982      11,666
Interest & Other......................................      1,578          2,845       3,235       2,240         525
                                                         --------       --------    --------    --------    --------
Income before Income Taxes............................     15,638         17,099      22,754      16,742      11,141
Income Taxes..........................................     (6,359)        (6,766)     (8,352)     (6,481)     (3,858)
                                                         --------       --------    --------    --------    --------
Income from Continuing Operations.....................   $  9,279       $ 10,333    $ 14,402    $ 10,261    $  7,283
                                                         --------       --------    --------    --------    --------
                                                         --------       --------    --------    --------    --------
Discontinued Operations--Net (Loss)...................    (13,563)       (10,164)     (1,852)          0           0
                                                         --------       --------    --------    --------    --------
Net Income (Loss).....................................   $ (4,284)      $    169    $ 12,750    $ 10,261    $  7,283
                                                         --------       --------    --------    --------    --------
                                                         --------       --------    --------    --------    --------
PER SHARE DATA:
Net Income (Loss) per Share--Basic....................   ($  0.35)      $   0.01    $   1.06    $   0.87    $   0.62
Net Income (Loss) per Share--Diluted..................   ($  0.34)      $   0.01    $   1.02    $   0.84    $   0.61
Cash Dividends per Share..............................   $   0.12       $   0.12    $   0.12    $   0.06    $   0.06
BALANCE SHEET DATA:
Total Assets..........................................   $204,501       $228,091    $225,018    $180,635    $168,588
Long-Term Debt........................................     62,902         83,108      63,719      42,936      44,840
Capital Leases........................................          0              0           0           0           0
Common Stock Outstanding at Par Value.................     12,481         12,195      12,071      11,922       5,398

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which was not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following: projections of revenue, earnings before income and taxes ('EBIT') and net income of approximately $353.0 million, $31.7 million and $17.1 million, respectively, for fiscal 1998, and projections of revenue, EBIT and net income of approximately $413.9 million, $43.4 million and $25.1 million, respectively, for fiscal 1999. The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Proxy Statement only because they were furnished to Parent. The foregoing information is 'forward-looking' and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and actual results may be materially higher or lower than those contained described above. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the Company has made no representation to Parent or the Purchaser regarding the financial information described above.

                 SHAREHOLDER PROPOSALS FOR 1998 PROXY MATERIALS

     The Company Board will make provision for presentation of proposals by shareholders at the 1998 annual meeting of shareholders provided such proposals are submitted in accordance with the Bylaws of the Company by eligible shareholders. In order for any such proposals to be included in the proxy materials for consideration at the 1998 annual meeting, the proposals, which must comply with relevant SEC regulations, must have been received no later than November 13, 1997.

     The Company Board has selected Deloitte & Touche LLP as the Company's independent public accountants for the current fiscal year. Representatives of that firm are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                     AVAILABLE INFORMATION; DEREGISTRATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other documents and information with the Commission. The Company's officers, directors and principal stockholders are also presently subject to certain filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public References Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet 'website' that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Common Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Proxy Statement incorporates documents by reference with respect to the Company that are not presented or delivered herein. Copies of these documents are available without charge to any person to whom this Proxy Statement is delivered upon written or oral request to: Pacific Scientific Company, 620 Newport Center Drive, Suite 700, Newport Beach, California 92660,
Attention: Secretary.

     After the Effective Time, the Common Stock will crease to be traded on the NYSE and registration of the Common Stock under the Exchange Act will terminate and the Company will cease filing reports with the SEC. Moreover, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, Directors and more than 10 percent stockholders will be relieved of the reporting requirements under, and the 'short-swing' profit recapture provision of, Section 16 of the Exchange Act, unless a public offering of securities of the Company is effected in connection with the financing of the Merger. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OF THE PURCHASER AND THE SURVIVING CORPORATION DESCRIBED HEREIN.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference.

           I. Annual Report on Form 10-K for the year ended December 27, 1996;

           II. Quarterly Reports on Form 10-Q for the periods ended March 28, 1997, June 27, 1997 and September 26, 1997;

          III. Current Reports on Form 8-K dated April 9, 1997, December 15, 1997, December 19, 1997, December 21, 1997, as amended, January 31, 1998 and February 25, 1998; and

          IV. Form 8-A dated December 22, 1997, as amended.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.


     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained herein constitute 'forward-looking statements' as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecast estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; industry trends; overseas expansion; the loss of major customers or suppliers; the timing of orders received from customers; cost and availability of raw materials; changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, including proposals to adjourn or postpone the Special Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               DH HOLDINGS CORP.
                             ACC ACQUISITION CORP.
                                      AND
                           PACIFIC SCIENTIFIC COMPANY
                                  DATED AS OF
                                JANUARY 31, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE OFFER

                                                                                                          PAGE
                                                                                                          ----
SECTION 1.1    The Offer...............................................................................    1
SECTION 1.2    Company Actions.........................................................................    2
SECTION 1.3    Directors...............................................................................    3

                                   ARTICLE II
                                   THE MERGER

SECTION 2.1    The Merger..............................................................................    4
SECTION 2.2    Effective Time..........................................................................    4
SECTION 2.3    Effects of the Merger...................................................................    4
SECTION 2.4    Articles of Incorporation and By-Laws of the Surviving Corporation......................    4
SECTION 2.5    Directors...............................................................................    4
SECTION 2.6    Officers................................................................................    4
SECTION 2.7    Conversion of Common Shares.............................................................    4
SECTION 2.8    Conversion of Purchaser Common Stock....................................................    5
SECTION 2.9    Options; Stock Plans....................................................................    5
SECTION 2.10   Stockholders' Meeting...................................................................    5
SECTION 2.11   Merger Without Meeting of Stockholders..................................................    5

                                  ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 3.1    Dissenting Shares.......................................................................    6
SECTION 3.2    Payment for Common Shares...............................................................    6


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1    Organization and Qualification; Subsidiaries............................................    7
SECTION 4.2    Capitalization; Subsidiaries............................................................    7
SECTION 4.3    Authority Relative to this Agreement....................................................    8
SECTION 4.4    No Violation............................................................................    8
SECTION 4.5    SEC Reports and Financial Statements....................................................    9
SECTION 4.6    Compliance with Applicable Laws.........................................................    9
SECTION 4.7    Change of Control.......................................................................    9
SECTION 4.8    Litigation..............................................................................    10
SECTION 4.9    Information.............................................................................    10
SECTION 4.10   Employee Benefit Plans..................................................................    10
SECTION 4.11   Taxes...................................................................................    11
SECTION 4.12   Intellectual Property...................................................................    12
SECTION 4.13   Contracts...............................................................................    12
SECTION 4.14   Voting Requirements.....................................................................    12
SECTION 4.15   Absence of Certain Changes..............................................................    12
SECTION 4.16   Rights Agreement........................................................................    13
SECTION 4.17   Brokers.................................................................................    13
SECTION 4.18   Opinion of Investment Banker............................................................    13

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

SECTION 5.1    Organization and Qualification..........................................................    13
SECTION 5.2    Authority Relative to this Agreement....................................................    13
SECTION 5.3    No Violation............................................................................    14
SECTION 5.4    Information.............................................................................    14
SECTION 5.5    Financing...............................................................................    14

                                   ARTICLE VI
                                   COVENANTS

SECTION 6.1    Conduct of Business of the Company......................................................    14
SECTION 6.2    Access to Information...................................................................    16
SECTION 6.3    Efforts.................................................................................    16
SECTION 6.4    Public Announcements....................................................................    17
SECTION 6.5    Employee Benefit Arrangements...........................................................    17
SECTION 6.6    Indemnification; Directors' and Officers' Insurance.....................................    17
SECTION 6.7    Notification of Certain Matters.........................................................    18
SECTION 6.8    Rights Agreement........................................................................    18
SECTION 6.9    State Takeover Laws.....................................................................    18

SECTION 6.10   No Solicitation.........................................................................    18
SECTION 6.11   Parent Agreement........................................................................    20

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1    Conditions..............................................................................    20
SECTION 7.2    Conditions to the Obligations of Parent.................................................    20
SECTION 7.3    Conditions to Obligation of the Company.................................................    21

                                  ARTICLE VIII
                        TERMINATION; AMENDMENTS; WAIVER

SECTION 8.1    Termination.............................................................................    21
SECTION 8.2    Effect of Termination...................................................................    22
SECTION 8.3    Fees and Expenses.......................................................................    22
SECTION 8.4    Amendment...............................................................................    23
SECTION 8.5    Extension; Waiver.......................................................................    23

                                   ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.1    Non-Survival of Representations and Warranties..........................................    23
SECTION 9.2    Entire Agreement; Assignment............................................................    23
SECTION 9.3    Validity................................................................................    23
SECTION 9.4    Notices.................................................................................    23
SECTION 9.5    Governing Law...........................................................................    24
SECTION 9.6    Descriptive Headings....................................................................    24
SECTION 9.7    Counterparts............................................................................    24
SECTION 9.8    Parties in Interest.....................................................................    24
SECTION 9.9    Certain Definitions.....................................................................    24
SECTION 9.10   Specific Performance....................................................................    25

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this 'AGREEMENT'), dated as of January 31, 1998, by and among DH Holdings Corp., a Delaware corporation ('PARENT'), ACC Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent (the 'PURCHASER'), and Pacific Scientific Company, a California corporation (the 'COMPANY').

     WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the 'OFFER') to purchase all of the outstanding shares of the Company's common stock, par value $1.00 per share (the 'COMMON SHARES') (including the associated preferred share purchase rights (the 'RIGHTS') issued pursuant to the Rights Agreement, dated as of December 31, 1997, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the 'RIGHTS AGREEMENT'), which Rights together with the Common Shares are hereinafter referred to as the 'SHARES')), at a price per Share of $30.25 net to the seller in cash (the 'OFFER PRICE');

     WHEREAS, the Board of Directors of the Company (the 'COMPANY BOARD') has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Share in the Offer and the Merger (as hereinafter defined) is fair to the stockholders of the Company, and (B) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement;

     WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the 'MERGER'), in accordance with the California General Corporation Law (the 'CGCL') and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive $30.25 in cash (the 'MERGER PRICE'); and

     WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger, and also to prescribe various conditions to the Offer and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I
                                   THE OFFER

     SECTION 1.1 The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in Annex I hereto (the 'TENDER OFFER CONDITIONS') shall have occurred, as promptly as practicable, but in no event later than the fifth business day from the date of this Agreement, Parent shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the 'EXCHANGE ACT')) an offer to purchase all outstanding Shares at the Offer Price, shall, after affording the Company a reasonable opportunity to review and comment thereon, file all necessary documents with the Securities and Exchange Commission (the 'SEC') in connection with the Offer (the 'OFFER DOCUMENTS'), and shall use reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant thereto will be subject only to the satisfaction of the conditions set forth in Annex I hereto.

     (b) Without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act) after the commencement of the Offer (the 'EXPIRATION DATE'), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable law, in which event the term 'EXPIRATION DATE' shall mean the latest time and date as the Offer, as so extended, may expire. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after such Expiration Date; provided that, (i) if on any scheduled Expiration Date of the Offer all of the Tender Offer Conditions (other than the Minimum Condition (as defined in Annex
I) shall not have been satisfied or waived, the Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by the Purchaser to be necessary to satisfy the unsatisfied conditions; provided further that the Offer may be extended by the Purchaser without the consent of the Company for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if all of the Tender Offer Conditions are satisfied but less than 90% of the outstanding Common Shares have been validly tendered and not withdrawn in the Offer, the Purchaser shall be required to extend the Offer for one additional business day (or such longer time as may be agreed to by the Purchaser and the Company (an 'OFFER EXTENSION'). If, following such Offer Extension, the Minimum Condition has not been satisfied, the Purchaser shall effect successive additional Offer Extensions (which Offer Extensions shall each be for one business day unless the Purchaser and the Company shall agree to a longer period) until the earlier to occur of (i) the close of business on the business day immediately prior to the Special Meeting (as defined herein) and (ii) such time as the Minimum Condition has been satisfied, after which time the Purchaser may not extend the Offer for any reason. Without the prior written consent of the Company, the Purchaser shall not waive the Minimum Condition or accept for payment or pay for any Shares in the Offer if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition. It is agreed that the Tender Offer Conditions are solely for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (but not including any action or inaction by the Purchaser) or may (except as otherwise specifically provided in this Agreement), but need not, be waived by the Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     (c) Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. The Company shall provide the Purchaser and Parent with such information as may be reasonably requested in connection with the preparation of the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become incomplete, false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

     SECTION 1.2 Company Actions.

     (a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon (including any supplements or amendments thereto), file with the SEC and mail to the holders of Common Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the 'SCHEDULE 14D-9') reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and adopted this Agreement in accordance with the CGCL and pursuant to Article Five of the Restated Certificate of

Incorporation of the Company, and (iii) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law); provided, however, that such recommendation and approval may be withdrawn, modified or amended only in accordance with Section
6.10. The Company further represents that, prior to the execution hereof, BancAmerica Robertson Stephens (the 'INVESTMENT BANKER'), has delivered to the Company Board its written opinion that, as of the date hereof, the consideration to be received by the holders of Common Shares (other than Parent or any of its affiliates or holders of Dissenting Shares) pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

     (b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.

     (c) In connection with the Offer, the Company shall furnish the Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.3 Directors.

     (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of Common Shares then outstanding on a fully diluted basis, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as hereinafter defined), the Company Board shall always have at least two members who are neither officers, directors or designees of the Purchaser or any of its affiliates ('PURCHASER INSIDERS'). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate an individual to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

     (b) The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the

Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply in a timely manner any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

     (c) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or, in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

                                   ARTICLE II
                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the CGCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the 'SURVIVING CORPORATION').

     SECTION 2.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.1(a) and 7.1(b), but subject to Sections 7.1(c) and 7.1(d) and, if applicable, Sections 7.2 and 7.3, the Company shall duly file with the Secretary of State of California, in the manner required by the CGCL, an appropriate Agreement of Merger with an officer's certificate of each of Purchaser and the Company, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the 'EFFECTIVE TIME.'

     SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4 Articles of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Restated Articles of Incorporation of the Company shall, at the Effective Time, be amended to be identical to the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time, and shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     (b) The By-Laws of the Company shall, at the Effective Time, be amended to be identical to the By-Laws of Purchaser as in effect immediately prior to the Effective Time, and shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of Section 6.6 of this Agreement, in accordance with the provisions thereof and applicable law.

     SECTION 2.5 Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.6 Officers. Except as set forth on Schedule 2.6 to this Agreement, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.7 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as hereinafter defined)), shall be cancelled and retired and shall be converted into the right to receive the Merger Price in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

     SECTION 2.8 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     SECTION 2.9 Options; Stock Plans. Immediately following the Effective Time, each holder of a then-outstanding employee or director stock option, whether or not fully exercisable, to purchase Common Shares (an 'OPTION') granted under any stock option or similar plan or separate option agreement of the Company (such plans and agreements, collectively, the 'STOCK PLANS') will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Merger Price over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate, the Company will, upon the request of Parent, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.9.

     SECTION 2.10 Stockholders' Meeting.

     (a) In order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the 'SPECIAL MEETING') as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the 'PROXY STATEMENT') and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii) subject to the terms of Section 6.10, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the adoption and approval of this Agreement.

     (b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and of this Agreement.

     (c) The Company shall prepare and file with the SEC the preliminary proxy statement referred to in Section 2.10(a)(ii) as soon as practicable after the date hereof, and if the Minimum Condition has not been satisfied on or prior to the initial Expiration Date (prior to any extension of the Offer), the Company shall, as soon as practicable following such initial Expiration Date, mail the Proxy Statement to its stockholders for the purpose of obtaining the necessary approvals of the Merger and this Agreement, unless the Minimum Condition is satisfied subsequent to such initial Expiration Date and prior to the earliest practicable date upon which the Company can mail the Proxy Statement.

     SECTION 2.11 Merger Without Meeting of Stockholders.  Notwithstanding
Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 1110 of the CGCL.

                                  ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 3.1 Dissenting Shares. Notwithstanding Section 2.7, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has perfected such holder's right to demand cash payment for the fair market value of such holder's Shares in accordance with Chapter 13 of the CGCL ('DISSENTING SHARES') shall not be converted into a right to receive the Merger Price, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to a determination of the fair market value of such holder's Shares under the CGCL. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to a determination of the fair market value of such holder's Shares under the CGCL, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price. The Company shall give Parent prompt notice of any demands received by the Company for a determination of the fair market value of such holder's Shares under the CGCL, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. As soon as practicable after the approval of the Merger by the Company's shareholders (including, without limitation, by written consent thereto), to the extent required by the CGCL, and in any event not later than ten (10) days following such approval, Parent shall mail to each shareholder of the Company who is entitled to such notice pursuant to Chapter 13 of the CGCL, a notice of such approval of the Merger, such notification to include the information and materials required by Section 1301(a) of the CGCL (including, without limitation, the price determined by Parent to represent the fair market value of any Dissenting Shares).

     SECTION 3.2 Payment for Common Shares.

     (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the 'PAYING AGENT') in effecting the payment of the Merger Price in respect of certificates (the 'CERTIFICATES') that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.7. At or prior to the Effective Time, Parent or the Purchaser shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.7, assuming for such purpose that there will be no Dissenting Shares.

     (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) The Purchaser or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as the Purchaser or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the 'CODE'), or any provision of United States state or local or foreign tax law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made.

     (d) Promptly following the date which is 120 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.


     (e) Neither the Company, the Purchaser, Parent, nor the Surviving Corporation shall be liable to any holder of Common Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser as follows:

     SECTION 4.1 Organization and Qualification; Subsidiaries. The Company and each of its Significant Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. Each of the Company and its Significant Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. The term 'MATERIAL ADVERSE EFFECT ON THE COMPANY,' as used in this Agreement, means any change in or effect on the business, financial condition or results of operations of the Company or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of its Restated Articles of Incorporation and By-Laws, each as amended to the date hereof, and of the Articles of Incorporation and By-Laws or equivalent organizational documents, each as amended to the date hereof, of the Significant Subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Significant Subsidiary is in violation of any provision of its Articles of Incorporation, By-Laws or equivalent organizational documents. A 'SIGNIFICANT SUBSIDIARY' means (i) a subsidiary or other person in which the Company has an investment of $10,000,000 or more or (ii) a subsidiary of any person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02(v) of Regulation S-X. Section 4.1 of the disclosure schedule delivered to Parent by the Company on the date hereof (the 'Company Disclosure Schedule') contains a complete list as of the date hereof of each Significant Subsidiary of the Company and sets forth with respect to each of the Company's Significant Subsidiaries its name and jurisdiction of organization and, with respect to each Significant Subsidiary of the Company that is not wholly owned by the Company or another wholly owned subsidiary of the Company, the percentage of shares of capital stock or share capital owned by the Company or a wholly owned subsidiary of the Company.

     SECTION 4.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 30,000,000 Common Shares and 2,000,000 shares of preferred stock, par value $1.00 per share ('PREFERRED STOCK'), of which 500,000 shares are designated Series B Junior Participating Preferred Stock, par value $1.00 per share ('JUNIOR PREFERRED STOCK'). As of the close of business on January 30, 1998, 12,481,306 Common

Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of the date hereof, except for (i) 1,153,264 Common Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans and (ii) 500,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries or any Voting Debt (as defined below) of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since January 30, 1998, the Company has not issued any shares of its capital stock, except pursuant to Options outstanding on such date. All issued and outstanding Common Shares are and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ('VOTING DEBT') of the Company or any of its subsidiaries issued and outstanding. All of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on
Section 4.2 of the Company Disclosure Schedule, are owned by either the Company or a wholly owned Significant Subsidiary free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock, Voting Debt or other equity interest in, or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating any Significant Subsidiary to grant, or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by the Offer and the Merger contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries.

     SECTION 4.3 Authority Relative to this Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company with respect to the Merger, to the extent required by applicable law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the shareholders of the Company with respect to the Merger, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) Except as set forth on Section 4.3 of the Company Disclosure Schedule, other than in connection with, or in compliance with, the provisions of the CGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR ACT'), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, individually in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term 'GOVERNMENTAL ENTITY' means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

     SECTION 4.4 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Restated Articles of Incorporation or By-Laws of the Company or the comparable organizational document of any of the Significant Subsidiaries, (ii) except as set forth on Section 4.4 of the Company Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound, or (iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.


     SECTION 4.5 SEC Reports and Financial Statements. Since January 1, 1996, the Company has filed all forms, reports and documents ('SEC REPORTS') with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to Parent by the Company. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. The Company and its subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) disclosed in the Company Disclosure Schedule or reflected or reserved against on the balance sheet as at September 27, 1997 (including the notes thereto and the other disclosure made in the Company's Form 10-Q for the quarter ended September 27, 1997) included in the SEC Reports, or (ii) incurred in the ordinary course of business consistent with past practice since such date, in each case of clauses (i) and (ii) which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     SECTION 4.6 Compliance with Applicable Laws.  Except as set forth on
Section 4.6 of the Company Disclosure Schedule, (i) the Company and its subsidiaries hold all material permits, licenses and approvals of all Governmental Entities and (ii) the Company and its subsidiaries are in compliance with, and their respective business operations are being conducted in compliance with, all laws, ordinances, orders and regulations of any Governmental Entity, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.7 Change of Control. Except as set forth on Section 4.7 of the Company Disclosure Schedule or as provided in Section 2.9, the transactions contemplated by this Agreement will not constitute a 'change of control' under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.8 Litigation. Except as set forth on Section 4.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, individually or in the aggregate, which would have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

     SECTION 4.9 Information. None of the information supplied by the Company in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Proxy Statement, or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the 'OTHER FILINGS') will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, whether or not included by Parent or the Purchaser in any Offer Document or in the Proxy Statement or (ii) statements made in any of the foregoing documents based upon information supplied by Parent or the Purchaser.

     SECTION 4.10 Employee Benefit Plans.

     (a) Section 4.10(a) of the Company Disclosure Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its subsidiaries sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ('PLANS'). Without limiting the generality of the foregoing, the term 'Plans' includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ('ERISA'), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) With respect to each Plan, the Company has made available to Parent (to the extent requested) a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the 'IRS'), if any.

     (c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, the Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, with respect to each Plan that is intended to be a 'qualified plan' within the meaning of Section 401(a) of the Code ('QUALIFIED PLANS'), the IRS has issued a favorable determination letter.

     (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

     (e) Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, except as set forth on Section 4.10(e) of the Company Disclosure Schedule, no Plan is a 'multiemployer plan' within the meaning of Section 4001(a)(3) of ERISA (a 'MULTIEMPLOYER PLAN') or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a 'MULTIPLE EMPLOYER PLAN').

     (f) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under (i) Title IV of ERISA,
(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relate solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Effective Time. Without limiting the generality of the foregoing, (i) none of the Company, its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (which contributions have been paid through the end of 1997), and (iii) no Plan or any trust established thereunder has incurred any 'accumulated funding deficiency' (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Effective Time. An 'ERISA AFFILIATE' means any entity, trade or business that is a member of a group described in Section 414(b), (c),

(m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries, or that is a member of the same 'controlled group' as the Company or any of its subsidiaries, pursuant to Section 4001(a)(14) of ERISA.

     (g) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     SECTION 4.11 Taxes.

     (a) The Company and each of its subsidiaries has (i) timely filed all income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, correct and complete, and (ii) paid or caused to be paid all Taxes (as hereinafter defined) shown as due and payable on such Tax Returns or otherwise due and payable, in the case of Taxes for which no Tax Returns are required or otherwise due and payable, and (iii) made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failures to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries. Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), or
(ii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no Tax liens upon any of the assets or property of the Company or its subsidiaries, except liens for current Taxes not yet due and payable. As soon as practicable after the public announcement of the execution of this Agreement, the Company will provide Parent with written schedules with respect to income taxes of (i) the taxable years of the Company or any of its subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated and those years for which required Tax Returns have not yet been filed.

     (b) For purposes of this Agreement, the term 'TAXES' means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term 'TAX RETURN' means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     SECTION 4.12 Intellectual Property.

     (a) Except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company or as set forth in Section 4.12 of the Company Disclosure Schedule, (i) the Company and each of its subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any liens or encumbrances of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of the Company, threatened, that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

     (b) For purposes of this Agreement, 'INTELLECTUAL PROPERTY' shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

     SECTION 4.13 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the 'MATERIAL CONTRACTS') is valid and binding and in full force and effect, except where failure to be valid and binding and in full force and effect would not have a Material Adverse Effect on the Company, and there are no defaults by the Company or any of its subsidiaries or, to the Company's knowledge, any other party thereto, thereunder, except those defaults that would not have a Material Adverse Effect on the Company.

     SECTION 4.14 Voting Requirements. Assuming that neither Parent nor the Purchaser directly or indirectly beneficially owns any Common Shares other than shares acquired pursuant to and in accordance with the terms of the Offer, the affirmative vote of the holders of a majority of the outstanding Common Shares approving the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary in connection with this Agreement.

     SECTION 4.15 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there has not been, since December 27, 1996, any Material Adverse Effect on the Company or any event that is reasonably expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in
Section 4.15 of the Company Disclosure Schedule, since December 27, 1996, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

          (i) any payment or granting by the Company or any of its subsidiaries of any increase in compensation to any director or executive officer of the Company or, except in the ordinary course of business and consistent with past practice or as required under employment agreements in effect as of or prior to the date of this Agreement, any employee of the Company or its subsidiaries;

          (ii) any granting by the Company or any of its subsidiaries to any such director, executive officer or employee of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of the date of this Agreement;

          (iii) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such director or executive officer, or, except in the ordinary course of business consistent with past practice, employee;

          (iv) except in the ordinary course of business and consistent with past practice or as required under employment agreements in effect as of or prior to the date of this Agreement, any material adoption or material increase in payments to or benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any of its subsidiaries;

          (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their assets, liabilities or business, except insofar as may have been required by change in generally accepted accounting principles; or

          (vi) any agreement to do any of the things described in the preceding clauses (i) through (v).

     SECTION 4.16 Rights Agreement. The Company and the Company Board have authorized all necessary action to amend the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent, the Purchaser or any of their Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement), or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and such amendment shall be in full force and effect from and after the date hereof.

     SECTION 4.17 Brokers. Except for the engagement of the Investment Bankers, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 4.18 Opinion of Investment Banker.  The Company has received the written opinion of the Investment Banker to the effect that, as of the date hereof, the consideration to be received by the holders of Common Shares (other than Parent or any of its affiliates or holders of Dissenting Shares) pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     SECTION 5.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on Parent. The term 'MATERIAL ADVERSE EFFECT ON PARENT', as used in this Agreement, means any change in or effect on the business, financial condition or results of operations of Parent or any of its subsidiaries that would, individually or in the aggregate, be materially adverse to Parent and its subsidiaries taken as a whole. The Purchaser is a wholly owned subsidiary of Parent formed solely for the purpose of executing this Agreement and consummating the transactions contemplated hereby, and has not, since its formation, conducted any operations or owned any material assets. Parent is a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ('DANAHER'). Parent is the holding company for the majority of Danaher's operating subsidiaries and its holdings represent more than 50% of the assets, sales, and profits of Danaher. Parent is not an operating company.

     SECTION 5.2 Authority Relative to this Agreement.

     (a) Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and the Purchaser and no other corporate proceedings on the part of

Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

     (b) Other than in connection with, or in compliance with, the provisions of the CGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or the Purchaser of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on Parent.

     SECTION 5.3 No Violation. Neither the execution or delivery of this Agreement by either Parent or the Purchaser nor the consummation by either Parent or the Purchaser of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Certificate of Incorporation or By-Laws of either Parent or the Purchaser or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent, the Purchaser or any of their respective subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent, the Purchaser or any of their respective subsidiaries is a party or by which they or any of their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate would not have a Material Adverse Effect on Parent.

     SECTION 5.4 Information. None of the information supplied by Parent or the Purchaser in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Schedule 14D-9, (ii) the Proxy Statement, or (iii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Parent or the Purchaser with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

     SECTION 5.5 Financing. Parent and the Purchaser have on the date hereof and will have at the time of acceptance for payment and purchase of Shares pursuant to the Offer and at the Effective Time, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby on a timely basis in accordance with this Agreement.

                                   ARTICLE VI
                                   COVENANTS

     SECTION 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as (w) otherwise expressly provided in this Agreement, (x) required by law, (y) previously disclosed to Parent in the Company's 1998 operating budget, or (z) set forth on Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

          (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees, non-executive officers and directors in the ordinary course of business consistent with past practice);

          (ii) incur any indebtedness for borrowed money (other than under existing lines of credit) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (iii) expend funds for capital expenditures in excess of $4,000,000 per fiscal quarter, including amounts reflected in the Company's 1998 operating budget;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

          (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement, (B) for dividends paid by subsidiaries to the Company with respect to capital stock and (C) for regular quarterly dividends not to exceed $.03 per quarter), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options outstanding on the date hereof pursuant to the Stock Plans or the Rights Agreement);

          (vii) amend its Restated Articles of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for
     (x) purchases of inventory, supplies and material in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $1,000,000 per annum;

          (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000, other than in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent, which consent shall not be unreasonably withheld;

          (x) make any material Tax election or settle or compromise any material Tax liability (whether with respect to amount or timing); or

          (xi) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive or release or assign any material rights or claims.

     SECTION 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the 'COMPANY REPRESENTATIVES') to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the 'PARENT REPRESENTATIVES') reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. Parent and the Purchaser agree that any information furnished pursuant to this Section 6.2 will be subject to the provisions of the letter agreement dated January 9, 1998 between Parent and the Company the ('CONFIDENTIALITY AGREEMENT').

     SECTION 6.3 Efforts.

     (a) Subject to the terms and conditions herein provided for, and subject to
Section 6.10 hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary opinions, waivers, consents and approvals and effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Offer and this Agreement. In addition, each of Parent, the Purchaser and the Company will use its reasonable best efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by the Offer and this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and this Agreement, including, but not limited to, cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9 and any actions or filings related thereto, the Proxy Statement or other foreign filings and any amendments to any thereof, and
(ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a 'CONSENT'), any Governmental Entity necessary for the consummation of the transactions contemplated by the Offer and this Agreement. Subject to the Confidentiality Agreement, Parent and the Company shall furnish to one and other (and to the Purchaser) such necessary information and reasonable assistance as Parent, the Purchaser or the Company may reasonably request in connection with the foregoing. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

     (b) Without limiting Section 6.3(a), Parent, the Purchaser and the Company shall each (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Offer and the Merger; (ii) take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable consummation thereof to occur as soon as reasonably possible, including without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, the Purchaser or the Company as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying consummation of the Offer or the Merger; and (iii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Offer or the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any party. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. Parent and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company, Parent and the Purchaser agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide Parent and the Purchaser, and Parent and the Purchaser will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     SECTION 6.4 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     SECTION 6.5 Employee Benefit Arrangements.

     (a) Parent agrees that the Company will honor, and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party which are set forth on Sections 4.7 and 6.5 of the Company Disclosure Schedule.

     (b) Parent agrees that (i) for a period of two years following the Effective Time, the Surviving Corporation shall provide employees of the Company and its subsidiaries (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are not materially less favorable in the aggregate to such employee than those generally in effect on the date of this Agreement with respect to similarly situated employees of the Company. While nothing in the foregoing sentence shall require Parent or the Surviving Corporation to maintain any stock option or other stock incentive plan using Company Shares following the Effective Time, it is understood that if Parent or the Purchaser or any affiliate of Parent maintains a stock option or other stock incentive plan, employees of the Company shall be considered for participation in such plan or plans following the Effective Time on a basis no less favorable than the participation of employees of Parent and its affiliates with comparable positions.

     SECTION 6.6 Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the 'INDEMNIFIED PARTIES') against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (i) to the full extent permitted by California law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Restated Articles of Incorporation and By-Laws and agreements (including indemnification agreements to which directors or officers of the Company or its subsidiaries are parties) in effect at the date hereof and identified in Section 6.6 of the Company Disclosure Schedule (to the extent consistent with applicable law), which provisions and agreements will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) Parent shall, and shall cause the Surviving Corporation to, periodically advance reasonable legal and other expenses (including of counsel selected by the Indemnified Party and reasonably acceptable to Parent) as incurred by an Indemnified Party with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, Parent shall not, in connection with any one action or proceeding for which it is obligated to indemnify the Indemnified Parties hereunder or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties (except in the event that one or more of the Indemnified Parties shall have an actual or potential conflict of interest that would make it reasonably advisable to retain separate counsel). Parent shall be entitled to participate in the defense of any such action or proceeding and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent.

     (b) Parent agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.6.

     (d) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

     SECTION 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     SECTION 6.8 Rights Agreement. Subject to the provisions of Sections 4.16 and 6.10, the Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 10% or more of the Common Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur.

     SECTION 6.9 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

     SECTION 6.10 No Solicitation. (a) The Company represents and warrants to, and covenants and agrees with, Parent and Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential third party acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement. The Company shall, and it shall cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or Purchaser (a 'THIRD PARTY') heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, and it shall cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (w) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets (other than in the ordinary course of business) or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an 'ACQUISITION TRANSACTION'), or (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction, (y) enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby, or (z) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Offer, the Merger or this Agreement; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer. The Company will promptly notify Parent of the receipt of any proposal relating to an Acquisition Transaction. Notwithstanding anything to the contrary in the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and its subsidiaries) from a Third Party (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised (x) by its outside counsel with respect to its fiduciary obligations and (y) its financial advisor with respect to the financial terms of any such proposed Acquisition

Transaction, the Board of Directors of the Company determines in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of this clause (a), a 'SUPERIOR PROPOSAL') and (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement (which the Company is hereby expressly permitted to negotiate with such party) with terms no less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company and need not contain any 'STANDSTILL' or similar provisions. In addition, the Company Board may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a Superior Proposal and may terminate this Agreement solely to enter into a definitive agreement with respect to a Superior Proposal provided, however, that Company shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless the Company concurrently terminates this Agreement in accordance with the terms hereof and pays any Termination Fee required under Section 8.3(b) and agrees to pay any other amounts required under such Section 8.3(b).

     (b) The Company shall promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of the Company's bankers, attorneys or other agents or representatives of any written inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.10(a), and shall promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such written inquiry or proposal. The Company shall keep Parent reasonably informed of the status and content of and material developments (including the calling of meetings of the Company Board to take action with respect to such Acquisition Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Parent has been given notice of the identity of the parties making such Superior Proposal, the material terms thereof and material developments referred to in the preceding sentence at least two business days prior to the entering into such agreement.

     SECTION 6.11 Parent Agreements. Whenever this Agreement requires the Purchaser to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause the Purchaser to take such action, and Parent agrees to cause the Purchaser to otherwise comply with all of its obligations under this Agreement. Parent hereby covenants and agrees to duly incorporate the Purchaser under the laws of the State of California before the close of business, Los Angeles time, on Tuesday, February 3, 1998. Parent further agrees to cause the Purchaser, on or before February 3, 1998, to execute a written instrument reasonably acceptable to the Company pursuant to which the Purchaser agrees to be bound by the provisions hereby and to perform all of its obligations hereunder as though it were a party hereto, it being understood that any actions contemplated hereby (and representations and warranties made herein) which are to be taken (or made) by the Purchaser shall not be taken (or made)

prior to the time the Purchaser executes such written instrument. The Company and Parent agree that upon execution of such written instrument by the Purchaser, the Purchaser, shall for all purposes be considered a party to this Agreement, and the Company and Parent further agree that, notwithstanding the fact that the Purchaser will not have executed this Agreement on the date hereof, this Agreement is for all purposes a valid and binding agreement of each of the Company and Parent.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law or the Restated Certificate of Incorporation of the Company.

          (b) Purchase of Common Shares. If, and only if, the Minimum Condition shall have been satisfied prior to the Expiration Date, the Purchaser shall have accepted for payment and paid for Common Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof; provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

          (c) Injunctions; Illegality. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity which prohibits the consummation of the Merger; provided, however, that the Company, Parent and the Purchaser shall use their reasonable best efforts to have any such order, decree or injunction vacated.

          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

     SECTION 7.2 Conditions to Obligations of Parent. In the event the Offer shall not have been consummated, the obligations of Parent to effect the Merger shall be further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than Sections 4.2 and 4.3 or the first sentence of Section 4.15 and representations and warranties otherwise qualified by Material Adverse Effect on the Company, for purposes of this Section 7.2, such representations and warranties and statements shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

          (c) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties set forth in Section 4.3 of the Company Disclosure Schedule shall have been obtained.

     SECTION 7.3 Conditions to Obligation of the Company. In the event the Offer shall not have been consummated, the obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and the Purchaser set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, provided, that, for purposes of this Section 7.3, with respect to representations and warranties other than Section 5.2 and the representations and warranties otherwise qualified by Material Adverse Effect on Parent, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect on Parent. The Company shall have received certificates signed on behalf of Parent, respectively, by the chief executive officer of Parent and the Purchaser, respectively, to the effect set forth in this paragraph.

          (b) Performance of Obligations of Parent and the Purchaser. Each of Parent and the Purchaser shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or the Purchaser to consummate the transactions herein contemplated or perform its obligations hereunder).

                                  ARTICLE VIII
                        TERMINATION; AMENDMENTS; WAIVER


     SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

          (a) by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and if (i) Parent or the Purchaser fails to commence the Offer as provided in Section 1.1, or (ii)(x) at or at any time following the initial Expiration Date as it may be extended pursuant to the terms hereof, the Minimum Condition shall have been satisfied and all other conditions to the Offer shall have been satisfied or waived in accordance with the terms hereof and (y) Parent or the Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof and thereof;

          (c) by Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this
     Section 8.1(c) if such party shall have materially breached this Agreement; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(c) if the Offer shall have theretofore been consummated;

          (d) by Parent or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

          (e) by the Company if, prior to the acceptance for payment of Common Shares pursuant to the Offer,(i) there shall have occurred, on the part of Parent or Purchaser, a material breach of any representation or warranty, covenant or agreement contained in this Agreement which is not curable or
     (ii) the Company (A) to the extent permitted by Section 6.10, enters into a definitive agreement with respect to a Superior Proposal and (B) concurrently pays any Termination Fee and the other amounts required under
     Section 8.3(b);

          (f) by Parent if the Company breaches its covenant in Section 6.8, provided, however, that such breach occurs prior to the time that designees of Parent constitute a majority of the Company Board pursuant to Section 1.3; or

          (g) by Parent, prior to the purchase of Common Shares pursuant to the Offer, if (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which (except in the case of a breach of the representations and warranties in Section 4.2, Section 4.3 or the first sentence of Section 4.15) individually, or in the aggregate if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or (ii) the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, shall have approved or recommended Superior Proposal, or shall have resolved to effect any of the foregoing.

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 6.2 and the provisions of this Section 8.2 and Section 8.3, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3 Fees and Expenses.

     (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), 8.1(f) or 8.1(g)(ii), then the Company shall promptly pay all documented fees and expenses of Parent and the Purchaser related to this Agreement, the transactions contemplated hereby and any related financing (subject to a maximum of $2.0 million), and in the event this Agreement is terminated pursuant to 8.1(e) (ii) or 8.1(g)(ii), then the Company shall promptly pay Parent a termination fee of $15 million (the 'TERMINATION FEE'), provided that in no event shall more than one Termination Fee be payable by the Company.

     (c) in the event that (i) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (ii) following such disclosure (and provided that neither Parent nor the Purchaser is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), either (x) June 30, 1998 occurs without (A) the Minimum Condition being satisfied (other than as a result of a material breach hereof by Parent or the Purchaser that has not been cured) or (B) the Company's stockholders having approved and adopted the Merger Agreement or (y) the Agreement is terminated pursuant to Sections 8.1(f) or 8.1(g)(ii), and (iii) not later than six months after any such termination the Company shall have entered into an agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, pay Parent a Termination Fee of $15 million which amount shall be payable by wire transfer of same day funds to an account designated by the Parent.

     (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

     SECTION 8.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 8.5 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other, or
(iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

     SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.9, Section 3.2, the last sentence of Section 6.2, Section 6.5 and
Section 6.6 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 9.2 Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company provided that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.3 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

     If to Parent or the Purchaser:


DH Holdings Corp.
1250 24th Street, N.W.
Washington, D.C. 20037
Attention: General Counsel
Telecopier Number: (202) 828-0860
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022
Attention: Eric J. Friedman, Esq.
Telecopier Number: (212) 735-2000
If to the Company:
Pacific Scientific Company
620 Newport Center Drive
Newport Beach, California 92660
Attention: Lester Hill
Telecopier Number: (714) 720-1083
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich, Esq.
Telecopier Number: (212) 403-2000
and a copy to:
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92816
Attention: William J. Simpson, Esq.
Telecopier Number: (714) 979-1921


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     SECTION 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.8 Parties in Interest. Except with respect to Sections 2.9, 6.5 and 6. 6 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.9 Certain Definitions.  As used in this Agreement:

     (a) the term 'AFFILIATE,' as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, 'CONTROL' (including, with correlative meanings, the terms 'CONTROLLING,' 'CONTROLLED BY' and 'UNDER COMMON CONTROL WITH'), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

     (b) the term 'PERSON' or 'PERSON' shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a 'group' as such term is defined in Section 13(d)(3) of the Exchange Act); and

     (c) the term 'SUBSIDIARY' or 'SUBSIDIARIES' means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          DH HOLDINGS CORP.

                                          By: /s/ Patrick W. Allender
                                              ----------------------------
                                              Name: Patrick W. Allender
                                              Title: Vice President

                                          ACC ACQUISITION CORP.
                                          By: /s/ Patrick W. Allender
                                              ----------------------------
                                              Name: Patrick W. Allender
                                              Title:

                                          PACIFIC SCIENTIFIC COMPANY
                                          By: /s/ Lester Hill
                                              ----------------------------
                                              Name: Lester Hill
                                              Title: Chairman and Chief
                                              Executive Officer

                                                                         ANNEX I

     Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if
(i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which represents at least 90% of the total number of outstanding Shares on the date of purchase (not taking into account the Rights) (the 'MINIMUM CONDITION'), (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance for payment or payment for any Shares, any of the following events shall occur:

          (a) an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an 'ORDER'), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an 'INJUNCTION'), which, in either case, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or Merger Agreement illegal, (ii) otherwise preventing consummation of the Offer or Merger, or (iii) imposing material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company; provided, however, that in order to invoke this condition, Parent and the Purchaser shall have used their best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that, if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

          (b) there shall have been any United States or foreign federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would reasonably be expected to result in any of the material adverse consequences referred to in paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than in connection with actual or potential United States military activities in the Republic of Iraq as have been generally discussed in print and other news media during the four weeks preceding the date hereof), (iv) any limitation by any United States Governmental Entity on the extension of credit generally to banks and other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement that are (i) qualified as to materiality or Material Adverse Effect or (ii) are set forth in Sections
     4.2 and 4.3 or the first sentence of Section 4.15 of the Merger Agreement shall not be true and correct or any such representations and warranties that are not so qualified as to materiality or Material Adverse Effect shall not be true in any material respect, in each case as if made at such time or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Company Board shall have publicly withdrawn or modified in any manner adverse to the Purchaser its recommendation that shareholders accept the Offer.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the

                                     I-A-1
circumstances giving rise to any such conditions and, except for the Minimum Condition, which may not be waived without the prior written consent of the Company, may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time, in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term 'MERGER AGREEMENT' shall be deemed to refer to the Agreement to which this Annex I is appended.

                                     I-A-2

                                                                        ANNEX II

                  CHAPTER 13 OF THE GENERAL CORPORATION LAW OF
                            THE STATE OF CALIFORNIA
                               DISSENTERS' RIGHTS
                         LEGISLATIVE COMMITTEE COMMENT
                                (1975)--ASSEMBLY
                                  [CORRECTED]

     Dissenters' rights are generally eliminated for shares having a highly liquid public market (i.e., listed on the New York or American stock exchange or included on the OTC margin stock list published by the Federal Reserve Board). However, dissenters' rights will exist with respect to such shares if they are subject to certain restrictions upon transfer or a substantial proportion (5%) of the holders of a particular class of shares demand appraisal rights.

     If dissenters' rights exist due to these exceptions, the holder is generally required to vote against the reorganization and demand payment in cash for the fair market value of his shares not later than the shareholder meeting at which the reorganization is approved. The new law also requires the corporation to include in the notice of such meeting a statement of the possible existence of a procedure for perfecting dissenters' rights.

     The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. If an appraisal action is initiated in court by a dissenter and the appraised price exceeds 125% of the fair market value of the shares as determined by the corporation, the corporation may be required to pay all of the costs of the action, including attorney's and other fees.

     The provisions regulating corporate repurchases of its own shares apply to the purchase of dissenting shares is prevented thereunder, the holder of such shares becomes a creditor of the corporation but subordinated to all other creditors of the corporation.

SECTION 1300 REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, 'dissenting shares' means shares which come within all of the following descriptions:


          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on that date for the termination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter,'dissenting shareholder' means the recordholder of dissenting shares and includes a transferee of record.

     (Amended by Stats.1990, c. 1018 (A.B.2259), Section 2; Stats.1993, c. 543
(A.B.2063), Section 13.)

SECTION 1301 NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section l52) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section

1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 21.6, eff. Jan. 1, 1977; Stats.1980, c. 501,
p. 1052, Section 5; Stats.1980, c. 1155, p. 3831, Section 1.)

SECTION 1302 SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1986, c. 766, Section 23.)

SECTION 1303 PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT


     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1980, c. 501, p. 1053, Section 6, Stats.1986, c. 766, Section 24.)

SECTION 1304 ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1305 REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 22, eff. Jan. 1, 1977; Stats.1977, c. 235, p. 1068,
Section 16; Stats.1986, c. 766, Section 25.)

SECTION 1306 PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders to dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1307 DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares of (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.


     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1308 RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1309 TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1310 SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)


SECTION 1311 EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1988, c. 919, Section 8.)

SECTION 1312 RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attach the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attach the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.


     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 22.5, eff. Jan. 1, 1977; Stats.1988, c. 919,
Section 9.)

                                                                       ANNEX III
BancAmerica
ROBERTSON STEPHENS

                                                         January 31, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Pacific Scientific Company
620 Newport Center Drive
Newport Beach, CA 92660-8007

Members of the Board:

You have asked our opinion with respect to the fairness to the Holders of Pacific Scientific Company Common Stock (as defined below), from a financial point of view and as of the date hereof, of the consideration to be received pursuant to an Agreement and Plan of Merger (the 'Merger Agreement') among DH Holdings Corporation ('Parent'), ACC Acquisition Corporation ('Purchaser') and Pacific Scientific Company ('Pacific Scientific'). The Merger Agreement provides
(i) for Parent to make a cash tender offer (the 'Offer') for all of the outstanding shares of common stock of Pacific Scientific together with the associated preferred stock purchase rights (such common stock, together with such rights, the 'Pacific Scientific Common Stock') at a price of $30.25 per share, net to the seller in cash and (ii) for the merger of Pacific Scientific and Purchaser pursuant to which Pacific Scientific will become a wholly-owned subsidiary of Parent (the 'Merger'). In the Merger, each outstanding share of Pacific Scientific Common Stock (other than certain shares to be cancelled pursuant to the Merger Agreement and shares held by shareholders who properly exercise dissenters' rights ('Dissenting Shares')) will be converted into the right to receive $30.25 in cash. The 'Holders of Pacific Scientific Common Stock' shall include all holders of Pacific Scientific Common Stock except for Parent, Purchaser, any affiliates of Parent or Purchaser and any holders of Dissenting Shares. The terms and conditions of the Offer and the Merger are set out more fully in the Merger Agreement.

For purposes of this opinion we have, among other things, (i) reviewed certain financial information furnished to us by Pacific Scientific, including certain internal financial analyses, forecasts and projections prepared by the management of Pacific Scientific; (ii) reviewed certain publicly available information relating to Pacific Scientific; (iii) held discussions with the management of Pacific Scientific concerning the businesses, past and current operations, financial condition and future prospects of Pacific Scientific; (iv) reviewed the Merger Agreement; (v) reviewed the share price and trading history of the Pacific Scientific Common Stock; (vi) reviewed the valuations of publicly traded companies that we deemed comparable to Pacific Scientific; (vii) compared the financial terms of the Offer and the Merger with other transactions that we deemed relevant; and (viii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In connection with rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by us in connection with our engagement by Pacific Scientific with respect to the Offer and the Merger and have relied upon the assurances of the management of Pacific Scientific that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of Pacific Scientific, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of Pacific Scientific which we have

           555 CALIFORNIA STREET  SAN FRANCISCO  94104  415-781-9700
               INVESTMENT BANKERS  MEMBER OF ALL MAJOR EXCHANGES
                                     III-1
reviewed, upon the advice of Pacific Scientific, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of Pacific Scientific as to the future financial performance of Pacific Scientific, and we have further assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of Pacific Scientific. We have assumed that the Offer and the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

While we believe that our review, as described herein, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. You should understand that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise you or any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion.

We may, from time to time, trade in the securities of Pacific Scientific for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or a short position in such securities. We are acting as financial advisor to Pacific Scientific in connection with the Offer and the Merger and will receive, and have already received, fees in connection with the rendering of this opinion and rendering such services and Pacific Scientific has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion or such services.

Our opinion is rendered at the request of and for the use of the Board of Directors of Pacific Scientific. Our opinion is not intended to be and does not constitute a recommendation to any shareholder of Pacific Scientific as to whether such shareholder should tender shares of Pacific Scientific Common Stock pursuant to the Offer or how any shareholder should vote upon or take any other action with respect to the Offer or the Merger. We do not express any opinion regarding the future value of the shares of Pacific Scientific Common Stock, nor do we express any opinion regarding the fairness of the Offer or the Merger to Parent or Purchaser. Our opinion may be included in a proxy statement or solicitation/recommendation statement of Pacific Scientific distributed in connection with the Offer or the Merger, provided that this opinion is reproduced in full and any description of, or reference to, this opinion therein is in a form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the consideration to be received by Holders of Pacific Scientific Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          BANCAMERICA ROBERTSON STEPHENS

                                               /s/
                                            -----------------------------
                                                Authorized Signatory

                                     III-2